UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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FIRST COMMUNITY BANCSHARES, INC.

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Notice of 2014 Annual Meeting of Stockholders

April 29, 2014 at 2:00 p.m. Eastern Daylight Time

Corporate Center

29 College Drive

Bluefield, Virginia 24605

March 14, 2014

To the Stockholders:

First Community Bancshares, Inc.’s Annual Meeting of Stockholders will be held at the Corporate Center, located at 29 College Drive, Bluefield, Virginia 24605 at 2:00 p.m. Eastern Daylight Time on Tuesday, April 29, 2014. Following a report of the Corporation’s banking and related business operations, stockholders will:

●	Vote on the election of two directors to serve as members of the Board of Directors, Class of 2017;

●	Vote on a non-binding advisory basis to approve the compensation of the Corporation’s named executive officers;

●	Vote on ratification of the selection of the independent registered public accounting firm for 2014; and

●	Transact other business that may properly come before the meeting.

Stockholders of record at the close of business on March 3, 2014 will be entitled to vote at the Annual Meeting and any adjournments.

/s/Robert L. Buzzo

Robert L. Buzzo

Secretary

IMPORTANT NOTICE

REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

APRIL 29, 2014.

The proxy materials for this Annual Meeting of Stockholders of First Community Bancshares, Inc., consisting of the proxy statement, annual report, and form of proxy are available over the Internet at http://www.fcbinc.com.

If you want to receive a paper or e-mail copy of these documents, or similar documents for future stockholder meetings, you must request the copy. There is NO charge for requesting a copy. In order to facilitate timely delivery, your request should be received no later than April 12, 2014. Please choose one of the following methods to make your request:

1.	By Internet at www.proxyvote.com;

2.	By telephone: (800) 579-1639; or

3.	By e-mail: sendmaterial@proxyvote.com.

All persons attending the 2014 Annual Meeting must present photo identification. Please follow the advance registration instructions on the back cover of this proxy statement.

WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT TO FIRST COMMUNITY BANCSHARES, INC.  YOU MAY VOTE BY THE FOLLOWING METHODS:

1.	By telephone: (800) 690-6903 until 11:59 p.m. Eastern Daylight Time on April 28, 2014; or

2.	On the Internet at http://www.proxyvote.com until 11:59 p.m. Eastern Daylight Time on April 28, 2014; or

3.	Complete, sign and return the enclosed proxy as promptly as possible whether or not you plan to attend the Annual Meeting. An addressed return envelope is enclosed for your convenience.

FIRST COMMUNITY BANCSHARES, INC. ENCOURAGES STOCKHOLDERS TO SUBMIT THEIR PROXIES IN ADVANCE OF THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

First Community Bancshares, Inc.

29 College Drive

P. O. Box 989

Bluefield, Virginia 24605-0989

March 14, 2014

Dear Stockholder,

You are invited to attend the 2014 Annual Meeting of Stockholders of First Community Bancshares, Inc. (the “Corporation”) to be held on Tuesday, April 29, 2014 at the Corporate Center located at 29 College Drive, Bluefield, Virginia.

The Annual Meeting will begin with a report of the Corporation’s operations. This report will be followed by discussion and voting on the matters set forth in the accompanying notice of Annual Meeting and proxy statement and discussion of other business matters properly brought before the meeting.

If you plan to attend the meeting, please follow the registration instructions on the last page of this proxy statement. All persons attending the 2014 Annual Meeting of Stockholders must present photo identification.

Whether or not you plan to attend, please ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, on the Internet, or by completing, signing, dating and returning your proxy form in the enclosed envelope.

Very truly yours,

/s/ William P. Stafford, II

William P. Stafford, II

Chairman of the Board

Table of Contents

Page

PROXY STATEMENT	1
PROPOSAL 1: ELECTION OF DIRECTORS	3
NOMINEES FOR THE CLASS OF 2017	4
CONTINUING INCUMBENT DIRECTORS	5
NON-DIRECTOR EXECUTIVE OFFICERS	7
CORPORATE GOVERNANCE	8
Independence of Directors	9
The Board of Directors and Board Meetings	10
Board Committees	10
PROPOSAL 2: NON-BINDING, ADVISORY APPROVAL OF EXECUTIVE COMPENSATION	13
COMPENSATION DISCUSSION AND ANALYSIS	14
Compensation and Retirement Committee Report	21
2013 Summary Compensation Table	22
2013 All Other Compensation	23
2013 Other Benefits	24
Grant of Plan-Based Awards	25
Outstanding Equity Awards at December 31, 2013	26
2013 Option Exercises and Stock Vested	27
2013 Pension Benefits	28
2013 Non-Qualified Deferred Compensation	29
Potential Payments Upon Termination	30
Payments Made Upon Retirement	31
Payments Made Upon Death or Disability	31
Payments Made Upon a Change of Control	31
DIRECTOR COMPENSATION	33
2013 Non-Management Directors’ Compensation	33
Director Compensation Table	34
OWNERSHIP AND RELATED PERSON TRANSACTIONS	34
Information on Stock Ownership	34
Related Person Transactions	36
Section 16(a) Beneficial Ownership Reporting Compliance	37
REPORT OF THE AUDIT COMMITTEE	37
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	38
PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	40
ADDITIONAL INFORMATION	41

PROXY STATEMENT

First Community Bancshares, Inc.

29 College Drive

P. O. Box 989

Bluefield, Virginia 24605

The Board of Directors of First Community Bancshares, Inc. (the “Corporation”) solicits the enclosed proxy for use at the Annual Meeting of Stockholders of the Corporation (the “Annual Meeting”), which will be held on Tuesday, April 29, 2014, at 2:00 p.m. Eastern Daylight Time at the Corporate Center, 29 College Drive, Bluefield, Virginia and at any adjournment thereof.

The expenses of the solicitation of the proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy statement and return envelopes, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners, will be paid by the Corporation. In addition to the mailing of the proxy materials, solicitation may be made in person, by telephone or by other means by officers, directors or regular employees of the Corporation.

This proxy statement and the proxies solicited hereby are being first sent or delivered to stockholders of the Corporation on or about March 14, 2014.

Voting

Shares of common stock (par value $1.00 per share) (“Common Stock”) represented by proxies in the accompanying form, which are properly executed and returned to the Corporation, will be voted at the Annual Meeting in accordance with the stockholder’s instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of the two (2) directors nominated by the Board of Directors and named in this proxy statement; FOR approval, on a non-binding advisory basis, of the Corporation’s executive compensation and FOR ratification of Dixon Hughes Goodman LLP as the Corporation’s independent registered public accounting firm.

Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked at any time prior to its exercise by the filing of written notice of revocation with the Secretary of the Corporation, by delivering to the Corporation a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If your shares of Common Stock are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that institution, bring it with you to the Annual Meeting and submit it with your ballot in order to be able to vote your shares at the Annual Meeting.

The Board of Directors has fixed March 3, 2014 as the record date for stockholders entitled to notice of and to vote at the Annual Meeting. Shares of Common Stock outstanding on the record date are entitled to be voted at the Annual Meeting and the holders of record will have one vote for each share so held in the matters to be voted upon by the stockholders. Treasury shares are not voted. Shares of the Corporation’s Series A Preferred Stock are not entitled to be voted on the matters presented at the Annual Meeting. Stockholders of the Corporation do not have cumulative voting rights. As of the close of business on March 3, 2014, the outstanding shares of the Corporation consisted of 18,390,905 shares of Common Stock and 15,151 shares of preferred stock.

The presence in person or by proxy of a majority of the shares of the Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes, which are discussed below, are considered in determining the presence of a quorum. Directors are elected by a plurality of the votes cast at a stockholders’ meeting with a quorum present. The two (2) persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting will be elected directors of the Corporation. The advisory approval of the Corporation’s executive compensation program and the ratification of the independent registered public accounting firm each require that the number of votes cast in favor of the proposal exceeds the number of votes cast against. Abstentions and broker non-votes will have no effect on any of the proposals set forth in this proxy statement.

If the shares you own are held in street name by a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokers also offer the option of voting by the Internet or by telephone, instructions for which would be provided by your brokerage firm on your vote instruction form. Under the current rules of the New York Stock Exchange, or NYSE, and the NASDAQ Stock Market LLC or NASDAQ, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to only the ratification of the independent registered public accounting firm. If you do not provide instructions to your brokerage firm, it will not be able to vote on non-discretionary matters, which can result in a broker non-vote. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because it does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. The election of the two (2) directors nominated by the Board of Directors and named in this proxy statement and the advisory approval of the Corporation’s executive compensation program are non-discretionary matters under the current rules of the NYSE and NASDAQ.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors is comprised of seven (7) directors, including six (6) non-management directors, currently divided into three (3) classes with staggered terms. The total number of directors serving in 2013 was eight (8), with seven (7) directors classified as non-management directors. Robert E. Perkinson, Jr. served on the Corporation’s Board of Directors during all of fiscal year 2013. Director Perkinson retired as a Director effective February 21, 2014. After careful consideration and discussion, in order to allow a diligent search for a suitable replacement for Mr. Perkinson, and in accordance with the Corporation’s Amended and Restated Bylaws, effective as of September 24, 2013, the Board has fixed the number of directors at seven (7).

Two (2) directors will be elected at the 2014 Annual Meeting. If the proposed nominees are elected, the Corporation will have a Board of Directors consisting of two (2) classes of two (2) directors and one (1) class of three (3) directors.

All directors have been determined to be independent by the Board of Directors except William P. Stafford, II, who is employed by the Corporation as its Chief Executive Officer; William P. Stafford, who is otherwise independent, but is a family Member of William P. Stafford, II; and Samuel L. Elmore, who is neither an Executive Officer nor family member of an Executive Officer, but was technically employed by First Community Bank, the Corporation’s wholly owned banking subsidiary, as a consultant in the Raleigh County, West Virginia market within the past three (3) years.

The class of directors nominated for re-election at the 2014 Annual Meeting will be elected to serve until the 2017 Annual Meeting. All nominees are currently serving on the Corporation’s Board of Directors. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for an alternate nominee designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. All nominees named herein have consented to be named and to serve as directors if elected.

No director or executive officer of the Corporation is related to any other director or executive officer of the Corporation by blood, marriage or adoption, except for Mr. Stafford who is the father of Mr. Stafford, II.

A table of each director and nominee, including his or her age, the applicable director class, which is based upon the year in which his or her term of service expires, and title, is set forth below. A biography describing each director’s and nominee’s qualifications and business background is set forth below the table. The Corporation does not know of any reason why any nominee would be unable to serve as a director.

Members of the Corporation’s Board of Directors are expected to have the appropriate skills and characteristics necessary to function in the Corporation’s current operating environment and contribute to its future direction and strategies. These include legal, financial, management and other relevant skills. In addition, the Corporation looks to achieve a diversified Board, including members with varying experience, age, perspective, residence and background.

Name and Title	Age	Director of Corporation Since	Class of Directors
W.C. Blankenship, Jr., Director	63	2012	2015
Samuel L. Elmore, Director	67	2013	2016
Franklin P. Hall, Director Nominee	75	2007	2014
Richard S. Johnson, Director	64	2008	2016
I. Norris Kantor, Director	84	1989	2015
William P. Stafford, Director Nominee	80	1989	2014
William P. Stafford, II, CEO and Director	50	1994	2015

NOMINEES FOR THE CLASS OF 2017

Franklin P. Hall, Retired Commissioner, Virginia Department of Alcoholic Beverage Control, Senior Partner, Hall & Hall, PLC, Richmond, Virginia.

Mr. Hall is a 1961 graduate of Lynchburg College, Lynchburg, Virginia, with a BS degree in Mathematics and Business Administration. Mr. Hall also graduated from The American University, Washington, D.C., with a MBA degree in 1964 and The American University Law School with a Juris Doctor degree in 1966. Mr. Hall currently serves as Senior Partner in Hall & Hall, PLC in Midlothian, Virginia where he has practiced law since 1969. He served as a delegate in the Virginia General Assembly from 1976 to 2009, and Minority Leader, Virginia House of Delegates from 2002 to 2008. He is a former Chairman of the Board of The CommonWealth Bank in Richmond, Virginia. Mr. Hall has served on the Greater Richmond Chamber of Commerce Foundation Board since 2004. He also has served as a commissioner for the Virginia Department of Alcoholic Beverage Control.

Mr. Hall’s relevant experience qualifying him for service as a director includes: a wide range of business and legal knowledge gained during an active forty-five (45) year law practice; his MBA degree; thirty (30) years of service on boards of financial service organizations; thirty (30) years of overseeing the budget for the Commonwealth of Virginia; service as senior member of the Joint Legislative Audit and Review Commission for the Virginia General Assembly; and service as Chair of the House Appropriations Subcommittee on Compensation.

William P. Stafford, President, Princeton Machinery Service, Inc., Princeton, West Virginia.

Mr. Stafford founded and successfully operated Princeton Machinery Service, Inc., a machine repair business, for more than forty (40) years prior to his retirement. Mr. Stafford continues to serve as Director and President of Princeton Machinery Service, Inc. Mr. Stafford serves as Director and President of the H. P. and Anne S. Hunnicutt Foundation, Inc., and Melrose Enterprises, Ltd. He is a member of Stafford Farms, LLC. Mr. Stafford previously served as a member of the West Virginia Legislature, the West Virginia Natural Resources Commission, the Mercer County Airport Authority and the Mercer County, West Virginia Economic Development Authority. Mr. Stafford has served on numerous civic and community service boards and commissions.

Mr. Stafford's significant business and banking experience qualify him for service as a director. In addition, his state government service, extensive civic and community service, and more than twenty-five (25) years of board service for a publicly traded financial services company provide additional qualifications.

Your Board recommends a vote FOR the nominees set forth above.

CONTINUING INCUMBENT DIRECTORS

W.C. Blankenship, Jr., Former State Farm Insurance Agent, Tazewell, Virginia.

Mr. Blankenship received his BS degree in 1972 from Appalachian State University and has served as a successful insurance agent for State Farm since 1976. Mr. Blankenship joined First Community Bank in July 1996 following its acquisition of Citizens Bank of Tazewell, Inc. He was appointed to Citizens Bank’s Board of Directors during its formation in 1981 and was instrumental in the establishment of that bank, eventually serving as Chairman of the Board from 1984 through its acquisition by First Community Bank.

Mr. Blankenship’s relevant experience qualifying him for service as a director includes: more than thirty-five (35) years of expertise and knowledge in insurance products and services and more than thirty (30) years of bank board service.

Samuel L. Elmore, Former Chief Credit Officer and Senior Vice President, First Community Bank, Beckley, West Virginia.

Mr. Elmore received a BS in Business Management and Marketing in 1970 from University of Charleston. Prior to joining First Community Bank, Mr. Elmore served as Executive Vice President, Citizens Southern Bank, Inc.; President and Chief Executive Officer, Bank One, Beckley, West Virginia; Vice President, Key Centurion Bancshares, Huntington, West Virginia; and President and Chief Operations Officer, Beckley National Bank, Beckley, West Virginia. Mr. Elmore currently serves on the Boards of First Community Bank and the Raleigh County Commission on Aging. Mr. Elmore previously served on the Boards of The United Way of Beckley, Beckley Area Foundation, Raleigh General Hospital and VACHA.

Mr. Elmore’s relevant experience qualifying him for service as a director includes: more than forty (40) years of experience in the community banking industry, including service as an auditor and managing the Corporation’s Credit Administration Department; prior experience with acquisitions and mergers; and a variety of offices held with increasing management responsibilities during his banking career.

Richard S. Johnson, Chairman, President and Chief Executive Officer, The Wilton Companies, Richmond, Virginia.

Mr. Johnson earned a BS BA degree from the University of Richmond, Richmond, Virginia in 1973, with concentrations in Economics and Finance, and graduated with a MS degree from Virginia Commonwealth University, Richmond, Virginia in 1977, with a concentration in Real Estate and Urban Land Development.  Mr. Johnson has been the President and Chief Executive Officer of The Wilton Companies, a real estate investment, development, brokerage and management group of companies, since 2002. He assumed the role of Chairman of The Wilton Companies in 2010.  Prior to joining The Wilton Companies, Mr. Johnson served as President of Southern Financial Corp. of Virginia from 1985 to 2002 and Chairman of the Board of Southern Title Insurance Corporation from 1980 to 1985.  Mr. Johnson currently serves as a Director of First Community Bank and Fidelity Group, LLC; Trustee Emeritus of the University of Richmond, and Director and past Chairman of the City of Richmond Economic Development Authority.  Mr. Johnson also serves as Director Emeritus of Ducks Unlimited, Inc. and previously served as a director of the State Fair of Virginia, Children’s Museum of Richmond, Ducks Unlimited, Inc., Ducks Unlimited Canada, University of Richmond and Landmark Apartment Trust of America.

Mr. Johnson’s relevant experience qualifying him for service as a director includes: long-range planning, various aspects of mortgage underwriting, marketing and mortgage portfolio servicing; previously chairing the Economic Development Authority of the City of Richmond, Virginia; past service as a director and Finance Committee member of Ducks Unlimited, Inc. and Ducks Unlimited Canada; state and national offices with Ducks Unlimited, Inc., including Assistant Treasurer and member of the Finance and Audit Subcommittee; and previous service as a director and Audit Committee member of the Apartment Trust of America.

I. Norris Kantor, Of Counsel, Katz, Kantor, Stonestreet & Buckner, PLLC, Princeton and Bluefield, West Virginia.

Mr. Kantor received a BA degree in 1953 from the Virginia Military Institute and received a Juris Doctor degree in 1956 from the College of Law at West Virginia University. Mr. Kantor has practiced law for more than fifty (50) years and is currently Of Counsel with the law firm of Katz, Kantor, Stonestreet & Buckner, PLLC. He served as a Judge Advocate USAF from 1956 to 1958. Mr. Kantor is a director of Mercer Realty Inc., a real estate management company, and Gomolco, Inc., a real estate holding company. Mr. Kantor currently serves in the following leadership capacities: Board member of the Bluefield State College Board of Governors, New River Parkway Authority, and the Bluefield Development Authority; Board member and Secretary of Bluefield State College Research and Development Corp.; Board member and President of the Downtown Health and Wellness Center, Inc. Mr. Kantor is also a former member and Chair of the West Virginia Ethics Commission and former Board member of the Bluefield State College Foundation and New River Community College Board of Governors.

Mr. Kantor’s relevant experience qualifying him for service as a director includes: a wide range of legal and business experience gained during his more than fifty (50) years as a practicing attorney; his legal work in issuing numerous utility bonds and refunding of utility bond issues; his ability to understand complex business, legal and financial topics; and twenty-four (24) years of service as a board member of financial service organizations.

William P. Stafford, II, Chief Executive Officer, First Community Bancshares, Inc., Bluefield, Virginia and Attorney, Brewster, Morhous, Cameron, Caruth, Moore, Kersey & Stafford, PLLC, Bluefield, West Virginia.

Mr. Stafford is a graduate of Virginia Polytechnic Institute and State University, Blacksburg, Virginia, and holds a BS degree in Mechanical Engineering. He received his Juris Doctor, cum laude, from Washington & Lee University School of Law, Lexington, Virginia. Mr. Stafford has served as Chief Executive Officer of the Corporation since his appointment by the Board in August 2013. Mr. Stafford practices as a member of his firm primarily in the areas of commercial transactions, banking, creditor’s rights, creditor bankruptcy, and trusts and estates. He currently serves as Chairman of the Board of the Corporation. Mr. Stafford serves as Director and Corporate Secretary of the H. P. and Anne S. Hunnicutt Foundation, Inc., Princeton Machinery Service, Inc., and Melrose Enterprises, Ltd. He is a member of Stafford Farms, LLC, Vermillion Development, LLC, and Walnut Hill, LLC, which include real estate and agricultural holdings. Mr. Stafford is a partner in Legal Realty, A Partnership. Mr. Stafford previously served as a member of the West Virginia Infrastructure and Jobs Development Council. Mr. Stafford previously served as a council member and Mayor of the City of Princeton, West Virginia. Mr. Stafford has served, and continues to serve, on numerous civic and community service boards and commissions.

Mr. Stafford’s relevant experience qualifying him for service as a director includes: a broad range of regulatory, business, legal and banking related issues encountered in the practice of law; extensive state and municipal government service; extensive civic and community service; and twenty (20) years of Board service for the Corporation.

Director Qualifications and Experience. The following table identifies the experience, qualifications, attributes and skills that the Board considered in making its decision to appoint and nominate directors to the Corporation’s Board. This information supplements the biographical information provided above. The vertical axis displays the primary factors reviewed by the Governance and Nominating Committee in evaluating a Board candidate.

	Blankenship, Jr.	Elmore	Hall	Johnson	Kantor	Stafford	Stafford, II
Experience, Qualifications, Skills or Attributes
Professional standing in chosen field	X	X	X	X	X	X	X
Expertise in financial services or related industry	X	X	X	X	X	X	X
Audit Committee Financial Expert (actual or potential)				X
Civic and community involvement	X	X	X	X	X	X	X
Other public company experience (current or past)				X
Leadership and team building skills	X	X	X	X	X	X	X
Diversity of experience, professions, skills, geographic representation and backgrounds	X	X	X	X	X	X	X
Specific skills/knowledge:
- finance	X	X	X	X	X	X	X
- technology							X
- marketing	X	X		X
- public affairs	X	X	X	X	X	X	X
- HR	X		X	X	X		X
- governance	X	X	X	X	X	X	X

NON-DIRECTOR EXECUTIVE OFFICERS

Executive officers who are not directors of the Corporation, including their title, age and date they became an officer of the Corporation are set forth in the chart below, which is followed by a brief biography describing each named executive’s business experience.

Name and Title	Age	Executive of Corporation Since
Gary R. Mills, President of Corporation and Chief Executive Officer of First Community Bank	46	2007
David D. Brown, Chief Financial Officer of Corporation and First Community Bank	39	2006
Robert L. Buzzo, Vice President and Secretary of Corporation, President Emeritus and Director of First Community Bank	64	2000
E. Stephen Lilly, Chief Operating Officer of Corporation, Executive Vice President and Chief Operating Officer of First Community Bank	55	2000
Robert L. Schumacher, General Counsel of Corporation, Senior Vice President, General Counsel and Secretary of First Community Bank	63	2001

Gary R. Mills, President of the Corporation and Chief Executive Officer of First Community Bank.

Mr. Mills has served as President of the Corporation and Chief Executive Officer of First Community Bank since August 31, 2013 and has been employed by the Corporation since 1998. Prior to his current positions, Mr. Mills served as Chief Executive Officer of the Princeton Division of First Community Bank from 1998 until 2005; Senior Vice President of Credit Administration from 2005 to 2006, and most recently as Chief Credit Officer of the Corporation from 2007 until his August 31, 2013 appointment as President and Chief Executive Officer. Mr. Mills is a CPA and holds a Bachelor of Science Degree in Business Administration with a concentration in Accounting from Concord University.

David D. Brown, Chief Financial Officer of the Corporation and First Community Bank.

Mr. Brown has been CFO of the Corporation and First Community Bank since May 2006 and has been employed by the Corporation since 2005. Prior to joining the Corporation, Mr. Brown served in various positions including Corporate Auditor of United Bankshares, Inc. from 1999 to 2005. Mr. Brown also practiced in the field of public accounting from 1997 to 1999 where he practiced tax, accounting, and auditing across a variety of industries. Mr. Brown is a CPA and holds a MPA degree from West Virginia University.

Robert L. Buzzo, Vice President and Secretary of the Corporation, President Emeritus and Director of First Community Bank.

Mr. Buzzo has been Vice President and Secretary of the Corporation and a director of First Community Bank since June 2000. Mr. Buzzo previously served as President of First Community Bank and currently serves as its President Emeritus. From October 1994 until June 2000, Mr. Buzzo was the Chief Executive Officer of First Community Bank – Bluefield, a division of First Community Bank. Prior to 1994, Mr. Buzzo held other leadership positions since joining the Corporation in 1973.

E. Stephen Lilly, Chief Operating Officer of the Corporation, Executive Vice President and Chief Operating Officer of First Community Bank.

Mr. Lilly has been Chief Operating Officer (“COO”) of the Corporation and First Community Bank since June 2000. Mr. Lilly has been employed by the Corporation since 1997. Mr. Lilly has also served in a variety of banking positions and capacities with the Corporation and other banking organizations where he supervised and managed a number of operational elements, implemented new technologies and successfully migrated and consolidated bank operations and data. Mr. Lilly also has significant experience in process engineering and customer service management.

Robert L. Schumacher, General Counsel of the Corporation and Senior Vice President, General Counsel and Secretary of First Community Bank.

Mr. Schumacher has served as General Counsel of the Corporation and First Community Bank since 2005. He has also served as Senior Vice President and Secretary of First Community Bank since 2001. Prior to his current positions, Mr. Schumacher served as the Corporation’s CFO and Senior Vice President – Finance from 2001 until 2005. In addition, Mr. Schumacher has led First Community Bank’s Trust and Financial Services Division in the capacity of Senior Vice President and Senior Trust Officer. Prior to joining the Corporation in 1983, Mr. Schumacher engaged in the private practice of law in Princeton, West Virginia. Mr. Schumacher is a CPA, a Certified Financial Planner, is licensed to practice law and holds a Juris Doctor degree from West Virginia University.

CORPORATE GOVERNANCE

Corporate Governance Guidelines. The Board regularly reviews corporate governance developments and considers modifications to its governance charter to clarify and augment the Board’s processes, including those relating to risk oversight.

The Board’s Role in Risk Oversight. The Board of Directors believes that each member has a responsibility to monitor and manage risks faced by the Corporation. At a minimum, this requires members of the Board of Directors to be actively engaged in Board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Furthermore, because the banking industry is highly regulated, certain risks to the Corporation are monitored by the Board of Directors through its review of the Corporation’s compliance with regulations set forth by its regulatory authorities, including recommendations contained in regulatory examinations.

Because the Corporation believes risk oversight is a responsibility for each member of the Board of Directors, it does not concentrate the Board’s responsibility for risk oversight in a single committee. Instead, each committee concentrates on specific risks for which it possess expertise, and each committee regularly reports to the Board of Directors on its findings. For example, the Audit Committee regularly monitors the Corporation’s exposure to certain reputational risks by establishing and evaluating the effectiveness of its programs to report and monitor fraud and by monitoring the Corporation’s internal controls over financial reporting. The Corporation’s Compensation and Retirement Committee monitors risks associated with the design and administration of the Corporation’s compensation.

The Board’s role in risk oversight of the Corporation is consistent with the Corporation’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Corporation’s risk exposure, and the Board and its committees providing oversight in connection with those efforts.

Independence of Directors

The Board of Directors annually reviews the relationships of each of its members with the Corporation to determine whether each director is independent. This determination is based on both subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules. Based on the subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules, the Board of Directors determined that the following nominees and current members of the Board of Directors are independent: W. C. Blankenship, Jr.; Franklin P. Hall; Richard S. Johnson and I. Norris Kantor. Robert E. Perkinson, Jr. was independent during 2013 and through his retirement in February 2014. William P. Stafford, II is not independent because he is an executive officer of the Corporation. William P. Stafford is not independent because he is a Family Member, as defined in the NASDAQ Market Rules, of William P. Stafford, II. Although neither an Executive Officer nor family member of an Executive Officer, Samuel L. Elmore is not independent because he was employed in a part-time consulting capacity by First Community Bank, the Corporation’s wholly owned banking subsidiary, during 2013 in the Raleigh County, West Virginia market. John M. Mendez was not independent during 2013 due to his service as an executive officer of the Corporation.

The NASDAQ listing standards contain additional requirements for members of the Audit Committee, the Compensation and Retirement Committee and the Governance and Nominating Committee. All of the directors serving on the Audit Committee and Compensation and Retirement Committee are independent under the additional requirements applicable to such committees. Two members of the Governance and Nominating Committee are independent with the third, Samuel L. Elmore, currently serving under the exceptional and limited circumstances exemption under NASDAQ Rule 5605(e)(3). The Corporation's Board of Directors believes that Mr. Elmore's service on the Governance and Nominating Committee is in the best interests of the Corporation and its Shareholders as further described on page 12. The Board considered the following relationship in evaluating the independence of the Corporation’s Directors and determined that this relationship does not constitute a material relationship with the Corporation and satisfies the standards for independence:

Director Johnson serves as Chairman, President and CEO of The Wilton Companies. The Wilton Companies is comprised of three entities under common management. During 2013, the Corporation and its affiliates leased two offices from two of these entities, The Wilton Companies, Inc. and The Wilton Companies, LLC. Director Johnson holds an equity ownership in these two entities. The combined annual lease payments did not exceed the greater of five percent (5%) of The Wilton Companies’ and its subsidiaries’ consolidated revenues for 2013 or $200,000, and therefore, the relationship satisfied the standards for independence.

Board Leadership Structure. Previously, John M. Mendez served as CEO and President of the Corporation and as a member of the Board of Directors. With Mr. Mendez’ separation from the Corporation in 2013, the Corporation combined the roles of CEO and Chairman of the Board, and separated the role of President and CEO. The role of the CEO is to set the strategic direction for the Corporation and manage its performance, while the Chairman of the Board is tasked with setting the agenda for Board meetings and presides over meetings of the full Board.

The Board of Directors believes combining the roles of CEO and Chairman of the Board is in the best interests of the Corporation at this time as doing so best positions the Corporation to carry out its strategic plan for core growth; increases value for shareholders; provides for greater accountability and transparency; enhances oversight of operations and provides for greater Board involvement. Also, by dividing the roles of CEO and President between two individuals, the combined CEO/Chairman of the Board role is better positioned to focus on the Corporation’s strategic goals while the President is tasked with the day-to-day management of the Corporation and the other named executive officers.

Standards of Conduct. All directors, officers and employees of the Corporation must act ethically at all times and in accordance with the policies comprising the Corporation’s Standards of Conduct (“Code”), which is available at the Corporation’s website www.fcbinc.com and available in print to any stockholder upon request. Only the Board of Directors may waive a provision of the Code and only for just cause in an instance where the underlying ethical objective will not be violated. No waivers were granted to any director or officer during 2013. Amendments to the Code will be published on the Corporation’s website, as required by SEC rules. If an actual or potential conflict of interest arises for a director, the director must promptly inform the Board.

Communicating Concerns to Directors. The Audit Committee and the non-management directors have established procedures to enable any employee who has a concern about the Corporation’s conduct, policies, accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board through an e-mail or written notification directed to the Chairman of the Audit Committee. Such communications may be confidential or anonymous. A notification explaining how to submit any such communication is provided to all employees at each location of the Corporation and its affiliated businesses and is provided to employees in the employee handbook. The status of any outstanding concern is reported to the non-management directors of the Board periodically by the Chairman of the Audit Committee.

Stockholder Communications. Stockholders may communicate with all or any member of the Board of Directors by addressing correspondence to the Board of Directors or to the individual director and addressing such communication to Robert L. Buzzo, Secretary, First Community Bancshares, Inc., P. O. Box 989, Bluefield, Virginia 24605-0989. All communications so addressed will be forwarded to the Chairman of the Board of Directors (in case of correspondence addressed to the Board of Directors) or to the individual director, without exception.

Board Meetings

The Board of Directors held eight (8) regular meetings in 2013. No member attended fewer than seventy-five percent (75%) of the Board meetings and committee meetings on which the member sits. Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties and to attend all regularly scheduled Board, committee, and stockholder meetings. It is the Board’s policy that the directors should attend the Annual Meeting absent exceptional circumstances. All current directors attended the 2013 Annual Meeting.

Board Committees

The Board of Directors has adopted written charters for three (3) of its four (4) standing committees: the Audit Committee, the Compensation and Retirement Committee (the “CRC”), and the Governance and Nominating Committee. A current copy of each committee charter is available for review and print on the Corporation’s website at www.fcbinc.com.

Audit Committee. The members of the Audit Committee are Directors Blankenship, who chairs the Committee, Hall and Johnson. The Board has determined that Mr. Johnson is the Audit Committee financial expert. The Audit Committee is primarily concerned with the integrity of the Corporation’s financial statements, the independence and qualifications of the independent registered public accounting firm and the performance of the Corporation’s internal audit function and independent registered public accounting firm. Its duties include: (1) selection and oversight of the independent registered public accounting firm; (2) review of the scope of the audit to be conducted by the independent registered public accounting firm, as well as the results of their audit; (3) oversight of the Corporation’s financial reporting activities, including the annual report, and the accounting standards and principles followed; (4) discussion with management of its risk assessment and management policies, including risk relating to the financial statements and financial reporting process and the steps taken by management to monitor and mitigate such risks; (5) approval of audit and non-audit services provided to the Corporation by the independent registered public accounting firm; (6) review of the organization and scope of the Corporation’s internal audit function and its disclosure and internal controls; and (7) review, approve and ratify transactions with related persons. The Audit Committee held fifteen (15) meetings during 2013. The Audit Committee’s report is on page 37.

Executive Committee. The members of the Executive Committee are Directors Stafford II, who chairs the Committee, Blankenship, Elmore, Hall, Johnson, Kantor and Stafford. The Executive Committee did not meet in 2013. The Committee, subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board to act between meetings of the Board, except for certain matters reserved to the full Board by law.

Compensation and Retirement Committee. The members of the CRC are Directors Johnson, who chairs the Committee, Blankenship, and Kantor. The CRC’s primary duties and responsibilities are to: (1) review, evaluate and determine annually the executive officers’ and directors’ compensation and the corporate goals and objectives relevant thereto, and to evaluate the executive officers’ performance in light of such goals and objectives; (2) review and evaluate all compensation decisions otherwise made by the President and CEO; (3) review, evaluate and determine all equity-based incentive awards; (4)  review organizational systems and plans relating to management development and succession planning; and (5) review and discuss with management the proxy statement’s Compensation Discussion and Analysis and produce the CRC report. The CRC does not delegate any of its responsibilities to subcommittees.

The President and CEO of the Corporation provide the CRC with a performance assessment and compensation recommendation for each of the other executive officers of the Corporation. The CRC has the authority to retain or obtain the advice of any advisors as the CRC deems necessary in the performance of its duties. In 2012, the CRC directly engaged Mathews, Young – Management Consulting (“Mathews Young”) to provide compensation analysis and advice regarding incentive compensation for employees of the Corporation. At the request of the CRC, Mathews Young: (i) developed a peer group analysis for the CRC’s review of compensation levels; (ii) formulated recommendations for long-range performance compensation; and (iii) developed recommendations for an incentive program for the special assets department. Mathews Young was not retained to provide any other services to the Corporation. Retention of Mathews Young by the CRC raised no conflicts of interest. The CRC held four (4) meetings in 2013. The CRC’s report is on page 21.

Compensation and Retirement Committee Interlocks and Insider Participation. None of the members of the CRC are or were formerly officers or employees of the Corporation or any of its subsidiaries. Finally, none of the executive officers of the Corporation served on any compensation committee or any board of directors of another company, of which any of the Corporation’s Board members was also an executive officer.

Governance and Nominating Committee. The members of the Governance and Nominating Committee are Directors Blankenship, who chairs the Committee, Kantor (both of whom are independent) and Director Elmore. Mr. Elmore was employed by the Corporation’s banking subsidiary until May 31, 2013 in a part-time consulting capacity. As such, Mr. Elmore is not currently deemed to be independent although he is not an Executive Officer, employee or Family Member of an Executive Officer under the NASDAQ Market Rules. Both Mr. Stafford and Mr. Stafford, II previously served on the Committee. Due to the recent appointment of Mr. Stafford, II as CEO of the Corporation, neither Mr. Stafford, II nor Mr. Stafford any longer meets the NASDAQ requirements for independence, which limits their service on certain Board committees, including the Governance and Nominating Committee. In order to preserve a level of continuity on the Governance and Nominating Committee, the Board of Directors determined that Mr. Elmore’s membership on the Governance and Nominating Committee is in the best interests of the Corporation and its Shareholders, especially since the other members of the Committee are independent. The Committee’s responsibilities include the selection of director nominees for Board service and the development and review of governance guidelines. The Committee also: (1) oversees self-evaluations of the Board, as well as director performance and Board dynamics; and (2) makes recommendations to the Board concerning the structure and membership of the Board committees. As noted above, Mr. Elmore is currently serving as a non-independent member of this Committee pursuant to the exceptional and limited circumstances exemption under NASDAQ Rule 5605(e)(3). The Corporation's Board of Directors has considered the current Board membership, the existing membership of all Board committees, and Mr. Elmore’s qualifications and believes that Mr. Elmore's service on the Governance and Nominating Committee is necessary to ensure diversification among the independent Board committees, and is therefore in the best interests of the Corporation and its Shareholders. This Committee held one (1) meeting in 2013.

Director Candidates, Qualifications and Diversity. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Governance and Nominating Committee considers a number of criteria, including, without limitation, the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Governance and Nominating Committee believes diversity should be considered in the director identification and nomination process. The Governance and Nominating Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Corporation believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Governance and Nominating Committee, c/o Robert L. Buzzo, Vice President and Secretary of First Community Bancshares, Inc., P. O. Box 989, Bluefield, Virginia 24605-0989. The Corporation believes that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. The Committee also considers candidates recommended by current directors, officers, employees and others. The Committee evaluates all nominees for directors in the same manner and typically bases its initial review on any written materials submitted with respect to the candidate.

Meetings of Non-management Directors. The non-management directors met without any management directors or employees present once last year. Director Stafford, II served as chairman at this meeting, which occurred prior to his appointment as CEO.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities and Exchange Act of 1934, the Corporation is requesting shareholder approval of the compensation of its named executive officers (NEOs) as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement.

The executive officers named in the Summary Compensation Table set forth in this proxy statement and deemed to be the Corporation’s “named executive officers” are William P. Stafford, II; Gary R. Mills; John M. Mendez; David D. Brown; Robert L. Buzzo and E. Stephen Lilly.

Shareholders are urged to read the compensation information on the following pages of this proxy statement which discusses the compensation policy and procedures with respect to the Corporation’s named executive officers and vote on the following advisory, non-binding resolution. As detailed in the Compensation Discussion and Analysis (“CD&A”) beginning on page 14, the Corporation seeks to closely align the interest of its named executive officers with the interests of its shareholders. The Corporation’s compensation programs are structured to reward the achievement of long-term strategic and operational goals and increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Accordingly, the following resolution is submitted for shareholder approval:

RESOLVED, that the Corporation’s compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, executive officer compensation tables and related narrative discussion, is hereby APPROVED.

The “say-on-pay” vote is an advisory vote, which is not binding on the Corporation. However, the Board and CRC value the opinions expressed by shareholders in their vote on this proposal, and will carefully consider the outcome of the vote when making future compensation decisions with respect to our NEOs. At the 2011 Annual Meeting of Stockholders, the stockholders approved the compensation of the Corporation’s named executives, which the CRC considered in its decisions to continue the objectives, policies and philosophy underlying the Corporation’s compensation programs for executives. The majority of the stockholder votes cast on the frequency of future say on pay advisory votes (“say on frequency”) were in support of an advisory vote occurring once every three years. A say on pay advisory vote will be held at this year’s Annual Meeting of Stockholders, with the next say on pay advisory vote and the say on frequency vote to be held at the 2017 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides a brief explanation of material information relevant to understanding the objectives, policies and philosophy underlying the Corporation’s compensation programs for executives and employees included in any incentive compensation program.

The Corporation’s Compensation Philosophy

The goal of the Corporation’s executive compensation program is to retain and reward officers who create long-term value for stockholders. This overriding objective affects all elements of the compensation program. The Corporation’s compensation program rewards consistent financial and operating performance coupled with strong leadership. The intent is to align an executive’s long-term interests as closely as possible with those of stockholders and to motivate high performing executives to continue with the Corporation for long productive careers.

Base Salaries, Discretionary Cash Incentive Bonuses, and Equity Compensation of Executive Officers

The CRC and management believe it is in the Corporation’s best interests to maintain consistency in its compensation philosophy and implementation, but it also believes discretion should be used in times of prosperity as well as times when either the Corporation or the overall economy, or both, are performing below expectations. With this in mind, the CRC believes it is appropriate for some components of compensation to remain level or decline during periods of economic downturn.

While the Corporation has taken a conservative approach to setting compensation in recent years, in February 2013, the CRC approved modest base salary adjustments for the executive officers in 2013. In November 2013, the CRC met to review the compensation levels of certain of its executive officers in light of changes in management. On the recommendation of Mr. Johnson, the CRC set an annual salary for and awarded additional equity compensation to Mr. Stafford, II and Mr. Mills, reflecting their new and increased level of responsibility with the Corporation, and to Mr. Brown to reflect his ongoing responsibility and compensation level compared to peer organizations.

Additionally, at the February 2013 meeting, the CRC approved modest incentive cash bonuses for executive officers based on the achievement of key operating goals in 2012. These incentive bonuses were awarded in the second quarter of 2013. These were only the second incentive bonuses awarded since the onset of the 2008 recession and the associated negative credit and real estate cycle.

In an effort to align key executives’ interests with the long-term interests of shareholders, the CRC awarded restricted stock to the named executive officers as permitted under the First Community Bancshares, Inc. 2012 Omnibus Equity Compensation Plan, as approved by shareholders on April 24, 2012. The CRC granted awards of restricted stock on May 28, 2013 and December 31, 2013. Forty-eight and two-fifths percent (48.4%) of the restricted stock awards granted on May 28, 2013 and December 31, 2013 immediately vested upon the grant date. The remaining awards will vest equally over a three-year period beginning on May 28, 2014. Vesting is based upon continued employment through the vesting date and the Corporation’s annual achievement of a three-year average growth rate in core diluted earnings per share of not less than five percent (5%). In light of the salary adjustments and awards of restricted shares in 2013, and in an effort to contain the Corporation’s costs, in February 2014, the CRC determined to award no discretionary cash bonuses or long-term incentive equity compensation to the named executives in 2014.

Considerations Used to Determine Compensation Program

Below is a summary of considerations considered by the CRC affecting compensation for the named executive officers. The CRC performs its evaluation of compensation in light of the Corporation’s performance, the current economic environment, and prevailing public sentiments and concerns regarding executive compensation.

Emphasis on Consistent and Sustained Performance. The Corporation’s compensation program provides pay opportunities for those executives demonstrating superior performance for sustained periods of time. Each of the named executives has served the Corporation for many years, and each has held diverse positions with growing levels of responsibility. Relative compensation reflects previous contributions and anticipated future contributions to the Corporation’s long-term success. In evaluating sustained performance, the Corporation also gives weight to the relative performance of each executive in his or her particular industry segment or function.

Emphasizing consistent, long-term performance impacts annual discretionary cash bonus and equity incentive compensation. After assessing each named executive’s past performance, expected future contribution, as well as the performance of the business or function the executive leads, the CRC uses its judgment in determining the amount of bonus or equity award, if any. This long-term view has the effect of moderating compensation levels, annual adjustments and awards.

Importance of Corporation Results. The CRC places substantial weight on the named executive’s contribution to the Corporation’s overall financial success. The CRC is of the opinion that the named executives share the responsibility of supporting the Corporation’s overriding goals and objectives as part of the management team.

Judgment Versus Formula Driven. The CRC does not use formulas in determining the level or mix of compensation. It evaluates a wide range of quantitative and qualitative factors, which include consistency in reaching targeted goals, the ability to perform in both good and challenging economic times, a history of integrity, evidence that the executive uses good judgment, and his or her ability to lead and create future value for the Corporation.

Risk Considerations in the Compensation Program. The CRC views the Corporation’s compensation program with a long-term focus. Under the program, the greatest amount of compensation can be achieved over long periods of time through sustained superior performance. The Corporation believes this provides a strong incentive to manage the Corporation for the long-term with a clear message to avoid excessive risk in the near-term. The CRC also attempts to balance the various elements of compensation among base salary (current cash payments), incentive cash payments and equity awards. The CRC maintains full discretion to adjust compensation based upon performance and adherence to the Corporation’s values.

In 2013, the CRC continued its intensive review of the relationship between risk management and incentive compensation to ensure that incentive compensation does not encourage unnecessary or excessive risks. The CRC reviewed the incentive compensation arrangements for the Corporation’s named executives in various manners to ensure that their incentive compensation arrangements do not encourage them to take unnecessary and excessive risks that threaten the value of the Corporation. The CRC also reviewed the compensation arrangements of the Corporation’s other top executives. The CRC concluded that the Corporation’s compensation policies and practices do not encourage excessive or inappropriate risk and instead encourage behaviors that support sustainable long-term value creation. For instance, the CRC does not use highly leveraged, short-term incentives that drive high-risk investments at the expense of long-term company value. Rather, the Corporation’s annual incentive compensation is based on balanced performance metrics that promote disciplined progress focused on longer-term goals.

Future Compensation Opportunity. The CRC intends to continue to provide a mix of different compensation elements. The CRC believes that each named executive should have a portion of his or her compensation at risk based on how well the Corporation operates and how well its stock performs in the long run.

Use of Compensation Consultants. Because of the enhanced level of regulation and scrutiny on executive compensation, the CRC retains independent compensation consultants as needed to provide technical advice and information related to incentive compensation for employees of the Corporation. In 2012, Mathews Young was the independent consultant of the CRC. The Corporation did not retain a separate compensation consultant. In 2013, neither the CRC nor the Corporation retained a compensation consultant to advise the CRC or the Board with respect to executive compensation issues. The CRC considers executive compensation at other similarly sized and situated financial service companies as only one of numerous factors in setting pay. The CRC does not target a specific percentile within this group of perceived peers and uses the comparative data only as a reference tool after determining the types and amounts of compensation based upon its own evaluation.

Employment Agreements. Except for Mr. Stafford, II, the named executives have employment agreements, which include change of control protection for the executives and non-compete and non-solicitation requirements for the protection of the Corporation. The employment agreements with Messrs. Buzzo and Lilly were amended and restated as of December 16, 2008 to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and initial employment agreements were entered into with Messrs. Brown and Mills on the same date. The Corporation describes all of these agreements in more detail below.

The December 16, 2008 employment agreements with Messrs. Buzzo and Lilly each have an initial term of three (3) years and each is renewed for an additional three (3) year term each January 1st unless the Corporation or the individual executive gives notice that the employment term will not be extended. In the event there is a change of control of the Corporation and Messrs. Buzzo’s or Lilly’s employment is terminated by the Corporation or either chooses to terminate his employment within two (2) years of such change of control, the Corporation will pay that executive severance pay in the form of a lump sum payment of 2.99 times his base salary then in effect on the date of termination. Furthermore, the Corporation may terminate the employment of Messrs. Buzzo and Lilly at any time for “Cause” (as defined in each respective officer’s employment agreement) without further obligation owed. If the Corporation terminates employment for any reason other than for “Cause” or if Messrs. Buzzo or Lilly terminates his employment for “Good Reason” (as defined in the respective employment agreement), the Corporation will generally be obligated to provide compensation and benefits specified in the agreement for the balance of the term of the agreement, but not less than thirty (30) months following the date of termination. Upon the termination of their employment, Messrs. Buzzo and Lilly will be subject to non-competition and non-solicitation restrictions. If Messrs. Buzzo or Lilly die while employed by the Corporation, the Corporation will pay his estate through the end of the month in which his death occurs. If their employment is terminated as a result of permanent disability as determined pursuant to the agreement, then the Corporation has the right to terminate employment before the end of the applicable term.

The Corporation entered into initial employment agreements with Messrs. Brown and Mills as of December 16, 2008. These agreements contain substantially similar terms and are modeled after the agreements for Mr. Buzzo and Mr. Lilly. The agreements for Messrs. Brown and Mills have an initial term of two (2) years, and are renewed for an additional two (2) years each January 1st unless the Corporation or Mr. Brown or Mr. Mills, respectively, give notice that the employment term will not be extended. Mr. Brown’s and Mr. Mills’ agreements provide for a lump sum payment of 2.00 times base salary, in the event of a change of control coupled with terminated employment either without “Cause” by the Corporation or by the executives for “Good Reason” (as defined in their respective agreements). Furthermore, the Corporation may terminate the employment of Messrs. Brown or Mills at any time for “Cause” (as defined in each respective officer’s employment agreement) without further obligation owed. If the Corporation terminates employment for any reason other than for “Cause” or if Messrs. Brown or Mills terminates his employment for “Good Reason” (as defined in the respective employment agreement), the Corporation will generally be obligated to provide compensation and benefits specified in the agreement for the balance of the term of the agreement, but not less than eighteen (18) months following the date of termination. Upon the termination of their employment, Messrs. Brown and Mills will be subject to non-competition and non-solicitation restrictions. If Messrs. Brown or Mills die while employed by the Corporation, the Corporation will pay his estate through the end of the month in which his death occurs. If their employment is terminated as a result of permanent disability as determined pursuant to the agreement, then the Corporation has the right to terminate employment before the end of the applicable term.

Agreements with Former Executives. Mr. Mendez and the Corporation entered into an amended and restated employment agreement on December 16, 2008. Effective August 31, 2013, Mr. Mendez’ employment with the Corporation and service on the Board of Directors ended. The Corporation and Mr. Mendez entered into a Separation Agreement and Release dated August 28, 2013, which confirms and clarifies certain benefits and restrictions set forth in the 2008 amended and restated employment agreement. Pursuant to the terms of the 2008 agreement, Mr. Mendez is to receive thirty (30) months of benefits generally consisting of (i) continued salary, (ii) COBRA premiums and (iii) an automobile allowance. However, in accordance with Section 409A of the Internal Revenue Code of 1986, no payments required by the 2008 agreement or the Separation Agreement and Release may be made for a period of six (6) months after separation. In addition, under the terms and conditions of certain qualified and non-qualified retirement plans, Mr. Mendez is entitled to receive retirement benefits under the Corporation’s qualified retirement plan, non-qualified 401(k) WRAP Plan, and non-qualified Executive Retention Plan. Mr. Mendez was previously granted options to purchase 42,323 shares of common stock of the Corporation, ownership of certain life insurance policies, and 3,731 shares of common stock of the Corporation, all of which he retained at termination, subject in the case of the options to the terms and conditions of the applicable option agreement and plan. As a result of the separation from service, future performance incentive awards were forfeited, as described below in the Grants of Plan-Based Awards Table. Additionally, the Corporation agreed to reimburse Mr. Mendez for any fees and expense reasonably incurred by him in connection with his negotiation, execution and delivery of the Separation Agreement and Release up to a maximum amount of $15,000. As consideration for the release, the Corporation paid Mr. Mendez an additional $15,000.

The terms of the Separation and Release Agreement also set forth certain restrictive covenants that apply to Mr. Mendez, including restrictions for thirty-six (36) months on his ability to compete with the Corporation, its subsidiaries and affiliates, and his ability to solicit the employees, customers or other business relationships thereof. Mr. Mendez is further prohibited from disclosing confidential information or disparaging the Corporation, its subsidiaries, affiliates, directors, officers, employees or stockholders.

Compensation Elements Used to Achieve the Corporation’s Goals

The Corporation uses the compensation elements discussed below as the means to reward, retain and align executives’ interests with the long-term interests of the Corporation and stockholders.

Base Salary. The amount of base salary for each named executive depends upon the scope of the executive’s duties, his or her individual performance and length of service, and his or her leadership ability. Current salary impacts decisions regarding salary adjustments relevant to peers (within and outside the Corporation). Base salaries are reviewed annually.

Cash Incentive Bonus. For each named executive, the CRC may award discretionary cash bonuses based upon the previous year’s performance as evaluated by the CRC, CEO and the President (except the CEO and President do not participate in his own bonus determination).

Equity Compensation. The Corporation’s equity incentive program is designed to recognize responsibility, reward excellent performance, retain named executives, and align their interests with those of stockholders. The CRC uses stock options and stock awards sparingly but determined that awards based on 2011 and 2012 performance were warranted in 2013.

On February 28, 2012, the Board of Directors approved the First Community Bancshares, Inc. 2012 Omnibus Equity Compensation Plan (the “2012 Plan”), which in turn was approved by stockholders at the 2012 Annual Meeting. The Board of Directors effectively replaced all prior equity plans with this single plan approved by the stockholders that conforms to what it believes are current best governance practices. As of the date of the mailing of this proxy, there have been eight (8) grants under the 2012 Plan to the named executive officers as is set forth in the Grants of Plan Based Awards Table on page 25.

Deferred Compensation. The Corporation offers a qualified defined contribution plan known as the KSOP to most of its employees. However, the named executives are unable to fully participate in the KSOP due to certain restrictions on their deferrals based upon annual testing limits imposed by the Internal Revenue Code. The Corporation provides a non-qualified deferred compensation plan discussed in more detail elsewhere in this proxy statement and referred to as the WRAP plan as a mechanism to allow highly compensated participants to defer a portion of their compensation that cannot otherwise be deferred under the Corporation’s qualified plan. The WRAP plan is intended to promote retention by providing a long-term savings vehicle on a tax efficient basis.

Pension Plans. The Corporation provides a defined retirement benefit to the named executives and others pursuant to separate agreements, each of which is known as a supplemental executive retention plan (“SERP”). Each SERP is unfunded and designed to provide a benefit paid at age 62, normal retirement age in the SERP. The benefit is targeted at thirty-five percent (35%) of final compensation projected at an assumed three percent (3%) salary progression rate, and subject to an annual benefit limit of $80,000. Vesting is on a graded schedule as follows: twenty-five percent (25%) vesting after five (5) years of service; fifty percent (50%) vesting after ten (10) years of service; seventy-five percent (75%) vesting after fifteen (15) years of service; plus an additional five percent (5%) vesting for each year of service beyond fifteen (15) years, with full vesting after twenty (20) years of service or reaching age 62, whichever occurs first. In connection with the SERP, the Corporation entered into life insurance endorsement method split dollar agreements with Messrs. Buzzo and Lilly. Under these agreements, the Corporation shares eighty percent (80%) of death benefits (after recovery of cash surrender value) with the designated beneficiaries of the executives under life insurance contracts. The Corporation, as owner of the policies, retains a twenty percent (20%) interest in life proceeds after reimbursement to the Corporation of retirement benefits paid and a one hundred percent (100%) interest in the cash surrender value of the policies.

Considerations Used to Determine President and CEO Base Salary for 2013, Discretionary Cash Incentive Bonuses for 2012 and Equity Compensation.

At the beginning of each year, the Corporation develops recommended objectives necessary for it to be successful. The CEO and President present these objectives to the CRC for its consideration in determining how their performance will be evaluated. These objectives are developed in most part from the Corporation’s annual financial and budget planning sessions, during which the Corporation’s performance and growth opportunities are analyzed and goals and objectives are established for the upcoming year. These goals and objectives include both objective financial metrics and qualitative strategic and operational considerations that are evaluated subjectively, without any formal weighting assigned. The CRC, President and CEO then use this process to focus on factors they believe create long-term stockholder value. The CRC discusses with the President and the CEO these factors as they relate to his or her respective compensation. The President and CEO do not participate in the final determination of their respective compensation.

In determining Mr. Mendez’ base salary for 2013 and his discretionary cash incentive bonus for 2012, the CRC considered the Corporation’s performance in 2011 and 2012 and Mr. Mendez’ individual performance in 2012. Mr. Mendez also received equity compensation awards based on the CRC’s belief that restricted stock awards promoted the long-term performance of the Corporation and aligned Mr. Mendez’ interests with those of the Corporation’s shareholders. During 2012, Mr. Mendez achieved his principal financial goals, including successful performance against the 2012 operating budget and the continued enhancement of the Corporation’s primary capital ratios.  Revenue gains and strong expense control led to achievement of budget goals for the year and acceptable earnings performance during an extended recessionary environment.  In 2012, the Corporation continued to realize earnings and operational benefits drawn from the Corporation’s banking acquisitions in mid-year 2009 and late 2008, as well as two new acquisitions in mid-year 2012.

On August 13, 2013, the Board of Directors and Mr. Mendez announced that Mr. Mendez would no longer serve as Chief Executive Officer, President and Director of the Corporation effective August 31, 2013, and Mr. Stafford, II was named Interim Chief Executive Officer and Mr. Mills was named President. On August 27, 2013, the Board of Directors appointed Mr. Stafford, II to serve as Chief Executive Officer effective as of August 31, 2013.

In November 2013, the CRC met to establish executive compensation in the context of the Board’s realignment of the duties of the recently appointed President and CEO.  Mr. Stafford, II, in his role as Chairman and CEO, has been charged with strategic leadership of the Corporation including: reviewing suitable candidates for banking mergers and acquisitions within the Corporation’s footprint; leading the Corporation’s strategic planning process; overseeing the Corporation’s stock repurchase program; and, continued monitoring of the Corporation’s primary capital ratios.  Mr. Stafford is expected to assist Mr. Mills and contribute to the effort to enhance revenue and control expenses in order to achieve improved earnings performance.   In determining Mr. Stafford, II's base salary and additional equity compensation for 2013, the CRC considered the foregoing duties and objectives; Mr. Stafford, II's many years of legal experience in the areas of community banking and lending; and his familiarity with the operations of the Corporation and its wholly owned banking subsidiary. The CRC also believed that the award of restricted shares will further align Mr. Stafford II’s interests with those of the Corporation’s shareholders.

As President, Mr. Mills has been tasked by the Board with the day-to-day management of the Corporation and its employees.  In determining Mr. Mills’ base salary and additional equity compensation, the CRC considered his prior service to the corporation, particularly as Chief Credit Officer of the Corporation, as well as his strong management skills.  The CRC also took into account Mr. Mills’ new position and the desire to further align Mr. Mills’ interests with those of the Corporation’s shareholders.  The CRC believes Mr. Mills has demonstrated the ability to manage to the day-to-day activities of the Corporation and to retain and motivate the Corporation’s management team.  With his many years of experience in credit administration, Mr. Mills is expected to maintain the Corporation’s strong asset quality and take maximum advantage of cost savings opportunities.  Although banking mergers and acquisitions are not the primary focus of the Corporation at this juncture, Mr. Mills is expected to assist Mr. Stafford as such opportunities arise within the Corporation’s banking footprint. Mr. Mills is also expected to drive improved earnings per share as a combined result of improved profitability from operations and as a result of the continued stock buyback.

Throughout 2013, and as noted above, the Corporation’s focus was also directed at capital retention and development, as well as continued improvement of the Corporation’s risk profile and loss mitigation.  These goals were all satisfactorily met during 2013.

Determining 2013 Base Salaries, 2012 Discretionary Cash Incentive Bonuses and Equity Compensation for the Corporation’s Other Named Executives

In 2013, the CRC worked primarily with Mr. Mendez to establish the base and incentive compensation of other named executives. In 2014, both the CEO and the President worked and will continue to work with the CRC in this capacity. The CRC’s goal is to achieve a balance of incentives that retain a qualified group of senior managers and ensure that the Corporation remains competitive over the long-term.

Each of the other named executives is a leader of an individual business or function of the Corporation. As part of the executive management team, they report directly to the President, who develops the objectives that each individual is expected to achieve, and against which their performance is assessed. These objectives are reviewed with the CRC and are derived largely from the Corporation’s financial, budget and strategic planning processes.

Like the President and CEO, the other named executives have objectives that include both quantitative financial measurements and qualitative strategic and operational considerations affecting the Corporation and the businesses or functions that the named executives lead. The President assesses each named executive’s individual performance against the objectives, the Corporation’s overall performance and the performance of the executive’s business or function. The President and CEO then make a compensation recommendation to the CRC for each named executive. The named executives do not play a role in the determination of their compensation except for their discussion with the CEO regarding their individual performance against predetermined objectives.

In determining the base salary of the other executive officers, the President, CEO and the CRC consider the skill set of the individual executive officer, his or her level of responsibility within the Corporation, and salaries paid by companies of similar size and in similar lines of business as the Corporation. The Corporation does not benchmark to a specific peer group, but uses this information as a general reference for comparing the Corporation’s executive base salary compensation to that of other companies in the industry.

With respect to the named executive officer’s 2012 discretionary cash incentive bonuses, Mr. Mendez and the CRC considered the following criteria:

Gary R. Mills. Prior to his promotion to President, Mr. Mills served as Chief Credit Officer of First Community Bank and his 2012 discretionary cash bonus was based on his performance in this position. As Chief Credit Officer, Mr. Mills was primarily tasked with managing the overall performance of the Bank’s loan portfolio and credit quality. Mr. Mills’ strategic and operational goals included providing guidance and oversight of recovery activities, assisting in the resolution of large-dollar troubled assets, and supervision of the Credit Administration department. Mr. Mills also evaluated the loan portfolios of candidates considered for banking mergers and acquisitions.

David D. Brown. As the leader of the Corporation’s finance function, Mr. Brown’s financial objectives in 2012 focused on the overall performance of the Corporation.  Mr. Brown’s strategic and operational goals included providing operational support to achieve financial goals and strengthen the finance function, while maintaining a strong controllership function and improving regulatory relationships. Mr. Brown also continued to search for suitable candidates for banking mergers and acquisitions within the Corporation’s footprint as well as FDIC-assisted transactions.

Robert L. Buzzo. In 2012, Mr. Buzzo was primarily responsible for First Community Bank’s Southern banking region, along with his Corporate responsibilities. In 2012, Mr. Buzzo’s region achieved its net income, loan and core deposit growth objectives. Mr. Buzzo also achieved his operational strategic objectives in 2012. Under Mr. Buzzo’s leadership, the division comprising the Southern Region was among the top performing areas of the bank.

In addition, Mr. Buzzo continued his supervision of the Trust and Wealth Management Divisions of First Community Bank. During 2012, the Trust Department fell just short of its financial objectives while First Community Wealth Management met its financial performance goals.

E. Stephen Lilly.  Mr. Lilly oversaw the successful conversion of the core banking system followed by an integration of two acquired financial institutions during 2012. His further coordination of Pricing and Product Committees has led to improved net interest margin, which compares favorably to industry peers. Mr. Lilly continued the realignment of the Commercial Services Department and restructuring of the Information Technology Department. His efforts to restructure and redefine responsibilities and workflow produced a more efficient organization and produced cost savings.

In 2013, the CRC also awarded restricted stock to the named executive officers and other employees as permitted under the First Community Bancshares, Inc. 2012 Omnibus Equity Compensation Plan, as approved by shareholders on April 24, 2012. The CRC granted awards of restricted stock on May 28, 2013. These awards were made primarily to align the interest of key executives and other employees with the long-term interests of the Corporation and its shareholders. The CRC granted additional awards of restricted stock on December 31, 2013. The December 2013 awards were limited to the individuals who assumed new positions and responsibilities with the Corporation in third quarter 2013 to reflect their new levels of responsibility and adjusted base compensation and to Mr. Brown to reflect his increase in base compensation to a level closer to that of the CFO’s of the Corporation’s peers. Forty-eight and two-fifths percent (48.4%) of the restricted stock awards granted in May 2013 and December 2013 vested immediately upon the grant date. The remaining awards will vest equally over a three-year period beginning on May 28, 2014. Vesting is based upon continued employment through the vesting date and the Corporation’s annual achievement of a three-year average growth rate in core diluted earnings per share of not less than five percent (5%). All restricted shares will immediately vest upon a change of control of the Corporation or the named executive officer’s death, disability or retirement.

Compensation and Retirement Committee Report

The CRC has reviewed the CD&A and discussed that analysis with management. Based on its review and discussions with management, the CRC recommended to the Board of Directors that the CD&A be included in the Corporation’s Annual Report on Form 10-K for 2013 and the Corporation’s 2014 proxy statement. This report is provided by the following independent directors, who comprise the CRC:

Richard S. Johnson (Chairman)

W.C. Blankenship, Jr.

Norris I. Kantor

2013 Summary Compensation Table

Name of Individual / Capacities Served	Year	Salary	Bonus	Stock Awards (1)	Option Awards	Non- Equity Incentive Plan Compen- sation (2)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings (3)	All Other Compen- sation (4)	Total (5)

William P. Stafford, II (6)	2013	$73,082	$-	$63,551	$-	$-	$-	$3,692	$140,325

Gary R. Mills (7)	2013	230,192	32,300	91,028	-	-	9,354	31,203	394,077
President	2012	190,000	20,000	-	-	-	8,204	24,723	242,927
	2011	186,400	-	-	-	-	7,188	22,551	216,139

John M. Mendez (8)	2013	272,009	60,000	94,449	-	-	90,839	205,023	722,320
President & Chief	2012	392,902	35,000	-	-	-	105,137	56,333	589,372
Executive Officer	2011	392,902	-	-	-	-	152,509	58,790	604,201

David D. Brown (9)	2013	185,054	41,600	69,277	-	-	7,855	23,805	327,591
Chief Financial Officer	2012	166,400	20,000	-	-	-	7,216	21,050	214,666
	2011	160,000	-	-	-	-	5,356	19,023	184,379

Robert L. Buzzo	2013	230,000	28,800	61,555	-	-	122,007	45,791	488,153
Vice President and	2012	230,000	15,000	-	-	-	23,633	43,890	312,523
Secretary	2011	225,800	-	-	-	-	84,234	41,855	351,889

E. Stephen Lilly	2013	252,000	50,400	79,200	-	-	44,577	42,590	468,767
Chief Operating Officer	2012	252,000	25,000	-	-	-	38,933	39,861	355,794
	2011	247,000	-	-	-	-	33,974	37,720	318,694

(1)

Shares of restricted stock granted in 2013 were made under the First Community Bancshares, Inc. 2012 Omnibus Equity Compensation Plan as approved by shareholders on April 24, 2012. Forty-eight and two-fifths percent (48.4%) of the restricted stock awards granted on May 28, 2013 and December 31, 2013 immediately vested upon the grant date. The remaining shares of restricted stock will equally vest over a three-year period beginning on May 28, 2014. Vesting is based upon continued employment through the vesting date and performance-based conditions as described in the Compensation Discussion and Analysis. All restricted shares will immediately vest upon a change of control of the Corporation or the executive officer’s death, disability or retirement.

(2)	The Corporation currently has no non-equity incentive compensation plan.
(3)

The amounts in this column represent the increase in the actuarial net present value of all future retirement benefits under the SERPs. The net present value of the retirement benefits used to calculate the net change in benefits was determined using the same assumptions used to determine our retirement obligations and expense for financial statement purposes. Additional information about our SERP is included on page 18. We have not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected in the table.

(4)	The amounts in this column are detailed on the following table entitled “2013 All Other Compensation.”

(5)

Salary and bonus amounts paid to the named executive officers as a percentage of total compensation are as follows for 2013: Mr. Stafford, II – fifty-two percent (52%); Mr. Mills – sixty-seven percent (67%); Mr. Mendez – forty-six percent (46%); Mr. Brown – sixty-nine percent (69%); Mr. Buzzo – fifty-three percent (53%); and Mr. Lilly – sixty-five percent (65%).

(6)

Mr. Stafford, II was appointed as Interim Chief Executive Officer on August 13, 2013 and Chief Executive Officer effective August 31, 2013. The salary information set forth for Mr. Stafford, II reflects salary earned during 2013. In November 2013, the Corporation’s Compensation and Retirement Committee set an annualized salary for Mr. Stafford, II in the amount of $200,013.

(7)

Mr. Mills was appointed as President on August 13, 2013, which appointment was made effective as of August 31, 2013. The salary information set forth for Mr. Mills reflects salary earned during 2013. In November 2013, the Corporation’s Compensation and Retirement Committee set an annualized salary for Mr. Mills in the amount of $300,000.

(8)

Mr. Mendez served as Chief Executive Officer of the Corporation until August 31, 2013. The salary information set forth for Mr. Mendez reflects salary earned during 2013. Although Mr. Mendez did not serve as Chief Executive Officer for the remainder of 2013, the Corporation’s Compensation and Retirement Commitment had previously set an annualized salary of $392,902 for Mr. Mendez. The amount reported in the All Other Compensation column includes termination payments earned, but not paid, during 2013.

(9)

The salary information set forth for Mr. Brown reflects salary earned during 2013. In November 2013, the Corporation’s Compensation and Retirement Committee set an annualized salary for Mr. Brown in the amount of $225,000.

2013 All Other Compensation

The Corporation provides the named executives with additional benefits as shown in the “All Other Compensation” column of the “2013 Summary Compensation Table” shown above, that it believes are reasonable, competitive and in line with the Corporation’s overall executive compensation program. The Corporation provides additional detail of those benefits in the table below.

Name of Individual	Year	Total Retirement Plan Matching Contribution	Split Dollar Life Insurance (1)	Executive Life Insurance (2)	Perquisites (3)	Termination Compensation	Total

William P. Stafford, II	2013	$-	$-	$-	$3,692	$-	$3,692

Gary R. Mills	2013	17,169	-	1,930	12,104	-	31,203
	2012	15,966	-	1,788	6,969	-	24,723
	2011	14,905	-	1,646	6,000	-	22,551

John M. Mendez (4)	2013	34,568	937	10,696	-	158,822	205,023
	2012	32,047	901	14,426	8,959	-	56,333
	2011	32,163	860	13,198	12,569	-	58,790

David D. Brown	2013	9,619	-	1,101	13,085	-	23,805
	2012	8,300	-	1,022	11,728	-	21,050
	2011	7,983	-	871	10,169	-	19,023

Robert L. Buzzo	2013	20,081	1,079	11,546	13,085	-	45,791
	2012	18,742	1,007	10,674	13,467	-	43,890
	2011	18,525	977	9,784	12,569	-	41,855

E. Stephen Lilly	2013	23,061	418	6,026	13,085	-	42,590
	2012	20,432	396	5,551	13,482	-	39,861
	2011	19,707	375	5,069	12,569	-	37,720

(1)	Imputed income on Corporation funded premiums or split dollar plans.
(2)	Corporation funded premium on executive life program.
(3)	Perquisites consist of country club dues and/or automobile allowance in each instance.
(4)	The Termination Compensation for Mr. Mendez includes certain benefits earned, but not paid, generally including four (4) months of continued salary, COBRA premiums and automobile allowance.

2013 Other Benefits

The Corporation provides other perquisites and personal benefits that the Corporation and the CRC believe are reasonable and consistent with its overall compensation program to better enable the Corporation to attract and retain superior employees for key positions. The CRC periodically reviews the levels of perquisites and other personal benefits provided to the named executives.

Grants of Plan-Based Awards

The following table sets forth information concerning individual grants of restricted stock awarded in fiscal year 2013 to the named executive officers.

	Grant	Estimated future payouts under equity incentive plan awards (1)	Grant date fair value of stock option awards (2)
Name	Date	Target (#)	Target ($)	Maximum ($)

William P. Stafford, II	12/31/13	2,342	$39,065	39,065
	12/31/13	839	13,994	13,994
	12/31/13	838	6,989	13,998
	12/31/13	839	3,503	13,995

Gary R. Mills	05/28/13	2,359	36,706	36,706
	05/28/13	845	13,148	13,148
	05/28/13	845	6,582	13,148
	05/28/13	845	3,283	13,148
	12/31/13	1,154	19,249	19,249
	12/31/13	413	6,889	6,889
	12/31/13	413	3,453	6,889
	12/31/13	413	1,718	6,889

John M. Mendez (3)	05/28/13	3,731	58,054	58,054
	05/28/13	1,337	20,804	-
	05/28/13	1,336	10,394	-
	05/28/13	1,337	5,197	-

David D. Brown	05/28/13	2,359	36,706	36,706
	05/28/13	845	13,148	13,148
	05/28/13	845	6,582	13,148
	05/28/13	845	3,283	13,148
	12/31/13	352	5,871	5,871
	12/31/13	125	1,051	2,085
	12/31/13	126	2,102	2,102
	12/31/13	126	534	2,102

Robert L. Buzzo	05/28/13	2,432	37,842	37,842
	05/28/13	871	13,553	13,553
	05/28/13	870	6,768	13,537
	05/28/13	871	3,392	13,553

E. Stephen Lilly	05/28/13	3,129	48,687	48,687
	05/28/13	1,121	17,443	17,443
	05/28/13	1,120	8,713	17,427
	05/28/13	1,121	4,357	17,443

(1)

In 2013, the CRC awarded restricted stock to the named executive officers and other employees as permitted under the First Community Bancshares, Inc. 2012 Omnibus Equity Compensation Plan, as approved by shareholders on April 24, 2012. The CRC granted awards of restricted stock on May 28, 2013. These awards were made primarily to align the interest of key executives and other employees with the long-term interests of the Corporation and its shareholders. The CRC granted additional awards of restricted stock on December 31, 2013. The December 2013 awards were limited to the individuals who assumed new positions and responsibilities with the Corporation in third quarter 2013 to reflect their new levels of responsibility and adjusted base compensation and to Mr. Brown to reflect his increase in base compensation to a level closer to that of the CFO’s of the Corporation’s peers. Forty-eight and two-fifths percent (48.4%) of the restricted stock awards granted in May 2013 and December 2013 vested immediately upon the grant date. The remaining awards will vest equally over a three-year period beginning on May 28, 2014. Vesting is based upon continued employment through the vesting date and the Corporation’s annual achievement of a three-year average growth rate in core diluted earnings per share of not less than five percent (5%). All restricted shares will immediately vest upon a change of control of the Corporation or the named executive officer’s death, disability or retirement.

(2)

These amounts represent the grant date fair value for the restricted stock awards computed in accordance with FASB ASC Topic 718 assuming no forfeitures. The amounts shown in the “Target” column reflect estimates of the probable outcomes of the performance conditions judged at the time of issuance. These are the amounts reflected in the “Summary Compensation Table”. The amounts shown in the “Maximum” column assume the highest level of performance would be achieved with respect to the performance conditions.

(3)

The awards granted to Mr. Mendez include 3,731 awards that were fully vested and 4,010 awards subject to vesting conditions that Mr. Mendez would have vested in but for his separation from service. Due to Mr. Mendez' separation from service, the 4,010 awards subject to vesting were forfeited.

Outstanding Equity Awards at December 31, 2013

The following table includes information on the current holdings of stock option and stock awards by the named executive officers as of December 31, 2013. This table includes unexercised and unvested option awards, and vesting conditions that were not satisfied as of December 31, 2013. Each equity grant is shown separately for each named executive.

	Option Awards				Stock Awards
							Equity Incentive
							Plan Awards
								Market or
							Number	Payout
							of	Value of
						Market	Unearned	Unearned
					Number	Value of	Shares,	Shares,
					of Shares	Shares or	Units or	Units or
					or Units	Units of	Other	Other
	Number of				of Stock	Stock	Rights	Rights
	Securities Underlying		Option	Option	That Have	That Have	That Have	That Have
	Unexercised Options (1)		Exercise	Expiration	Not	Not	Not	Not
Name	Exercisable	Unexercisable	Price	Date	Vested (2)	Vested (3)	Vested (4)	Vested (3)

William P. Stafford, II (5)	-		$-		839	$14,011	838	$13,995
							839	14,011

Gary R. Mills	233		13.94	02/05/35	1,258	21,009	845	14,112
	865		24.65	02/05/35			845	14,112
	3,025		29.15	02/05/35			413	6,897
	5,000		32.50	06/08/15			413	6,897

John M. Mendez (6)	-		-		-	-	-	-

David D. Brown	10,000		35.00	10/24/16	971	16,216	845	14,112
							845	14,112
							125	2,088
							126	2,104

Robert L. Buzzo	7,566		19.80	03/30/17	871	14,546	870	14,529
	7,566		16.00	03/30/17			871	14,546
	5,404		13.94	03/30/17
	7,566		24.65	03/30/17
	7,565		29.15	03/30/17

E. Stephen Lilly	7,551		19.80	06/26/25	1,121	18,721	1,120	18,704
	2,156		13.94	06/26/25			1,121	18,721
	7,550		24.65	06/26/25
	7,550		29.15	06/26/25

(1)	All options listed in the above table are vested.
(2)

The number of shares of restricted stock in this column represents the number of shares of restricted stock that are no longer subject to performance conditions except for the named executive officer remaining an executive on May 28, 2014.

(3)	The market value is determined by multiplying the closing market price of the Corporation’s common stock on December 31, 2013 of $16.70 by the number of shares in the preceding column.
(4)

The number of shares of restricted stock in this column are subject to the performance conditions and continued employment of the named executive officer as further described in the Compensation Discussion and Analysis. These shares will fully vest equally over a two (2) year period on May 28, 2015 and May 28, 2016.

(5)	The shares and awards listed for Mr. Stafford, II are the shares and awards granted to Mr. Stafford, II as CEO of the Corporation and do not reflect any awards granted to him prior to being named CEO.
(6)	Mr. Mendez no longer has any options available to exercise and the remainder of his non-vested stock awards were forfeited upon the ending of his employment with the Corporation.

2013 Option Exercises and Stock Vested

The following table provides information for the named executive officers with respect to (1) stock option awards exercised during 2013, including the number of shares acquired upon exercise and the value realized at such time, and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized at such time, before the payment of any applicable withholding tax and brokerage commissions.

	Option Awards		Stock Awards
	Shares		Shares
	Acquired on	Value	Acquired on	Value
Name	Exercise	Realized	Vesting	Realized

William P. Stafford, II	-	$-	2,342	$39,065
Gary R. Mills	-	-	3,513	55,955
John M. Mendez	2,015	5,541	3,731	58,054
David D. Brown	-	-	2,711	42,577
Robert L. Buzzo	-	-	2,432	37,842
E. Stephen Lilly	-	-	3,129	48,687

2013 Pension Benefits

The table below sets forth the details on pension benefits for the named executives under the following plan:

The Corporation’s Executive SERP. The Corporation’s SERP is unfunded and not qualified for tax purposes. The values in the following table reflect the actuarial present value of the named executive officer’s accumulated benefit under the SERP, computed as of December 31, 2013. Refer to page 18 of this proxy statement for a more detailed discussion of the SERP and to Note 13 to the Consolidated Financial Statements in the Annual Report for the year ended December 31, 2013 for discussion of the methodologies and assumptions underlying the projected SERP benefits.

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service	Benefit	Fiscal Year

Gary R. Mills	SERP	15	$63,644	-
John M. Mendez	SERP	29	945,430	-
David D. Brown	SERP	9	41,337	-
Robert L. Buzzo	SERP	41	869,566	-
E. Stephen Lilly	SERP	16	304,492	-

2013 Non-Qualified Deferred Compensation

Deferral of Salary.  The named executive officers, like any employee otherwise ineligible to fully participate in the KSOP, who meets the Internal Revenue Code definition of being “highly compensated,” have historically been eligible to elect to defer up to seventy-five percent (75%) of their compensation to the Corporation’s WRAP plan, the same as other not highly compensated employees can defer to the KSOP.  Deferrals to the WRAP are invested as directed by each participant and are matched at the discretion of the Board of Directors in conjunction with and subject to limits established each year by the Board of Directors for elective deferrals to the KSOP.  Earnings on deferrals are based on the investment elections made by the individual WRAP participants and no guaranteed return is available to any of the NEOs participating in the WRAP.  WRAP participants have the option to invest in most of the same funds available to the Corporation’s KSOP participants and also have the option to establish investment accounts with Ameritrade, where they can pick and choose other investments.  On an annual basis, each WRAP participant is allowed to designate or modify the percentage of salary to defer to the WRAP in compliance with Internal Revenue Code Section 409A.  The table below provides detail regarding non-qualified deferred compensation of the named executive officers, which for 2013 included only the deferral of a portion of salaries to the WRAP plan.  Balances previously deferred by the named executives to a second non-qualified plan, known as the “Deferred Compensation Plan,” which the Corporation amended and terminated on December 22, 2010, with said termination effective December 31, 2010, have been combined with the WRAP deferrals and reported in a single table below.  Distributions from the WRAP are only available post-termination or retirement and cannot be taken without a minimum of six (6) months’ separation from employment in compliance with Internal Revenue Code Section 409A.

Name	Executive Contributions in Last Fiscal Year (1)	Corporation Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Gary R. Mills	$2,756	$3,863	$11,171		$87,421
John M. Mendez	13,732	19,068	37,197		369,424
David D. Brown	-	-	-		-
Robert L. Buzzo	9,419	4,581	33,497		212,937
E. Stephen Lilly	1,960	7,561	15,796		151,706

(1)

The amounts reported under “Executive Contributions” are included in each named executive’s amount under the “Salary” column in the “2013 Summary Compensation Table.” The amounts reported under “Corporation Contributions” are included in each named executive’s amount under the “2013 All Other Compensation” column in the “2013 Summary Compensation Table.” The Corporation contributions reflected in the above table are reflective of amounts deferred by the executives in the prior plan year, but matched by the Corporation in the subsequent year. The Corporation does not match executive contributions to the Deferred Compensation Plan.

(2)	The amounts reported under “Aggregate Earnings” are not included in each named executive’s amount under the “Salary” column in the “2013 Summary Compensation Table.”

Potential Payments Upon Termination

The information below describes the compensation that would become payable under existing plans and agreements based on the named executive officer’s actual termination of employment coupled with the assumption that the named executive officer’s employment had terminated on December 31, 2013, given the named executive’s compensation, years of service and a presumed age of 62.

These benefits are in addition to benefits generally available to other non-executive officers, who are salaried employees, such as distributions under the KSOP and disability insurance benefits. The Corporation has estimated the amounts of compensation payable to each named executive under a variety of termination circumstances, including: early retirement, involuntary termination not for “Cause,” termination for “Cause,” termination following a change of control and in the event of the death of the named executive.

Since a variety of factors might affect the nature and amount of any benefits payable upon the events discussed below, actual amounts may vary from what the Corporation has projected.

Regardless of the manner in which a named executive’s employment terminates, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts include:

●	option or stock award grants made pursuant to the 1999 Plan, 2004 Plan, or 2012 Plan that vest through the most recently completed fiscal year;
●	amounts contributed under the KSOP and the Corporation’s non-qualified deferred compensation plans;
●	amounts accrued and vested through the Corporation’s SERP payable as benefits for the life of the named executive beginning at age 62; and
●	cash surrender value of life insurance payable.

In the event of an involuntary termination without “Cause,” a named executive officer would receive severance payments outlined in the respective employment agreement as set forth in the discussion on page 16. Any severance payments to a terminated named executive officer would be contingent on his execution of an agreed upon severance agreement and release, which along with severance payments, would outline restrictive covenants against competing against the Corporation and soliciting the Corporation’s employees and customers.

Payments Made Upon Retirement

In the event of the retirement of a named executive, in addition to the items identified above:

●	for options granted under the 1999 Plan, he will retain vested options for up to five years after normal retirement at age 62 and ninety (90) days after early retirement;
●	for options granted under the 2004 Plan, he will retain vested options for the remainder of the outstanding ten-year term.
●	for options granted under the 2012 Plan, he will retain vested options for the period of up to three months, or any statutorily required period.
●	for restricted performance stock awards granted under the 2012 Plan, he will automatically vest fully in the maximum number of granted awards.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive, in addition to the benefit payments made upon termination or retirement, the named executive or his beneficiaries will receive benefits under the Corporation’s disability plan or executive life insurance plan, as appropriate. In addition, if the named executives had died on December 31, 2013, the survivors of Messrs., Buzzo and Lilly would have received projected amounts of $668,630 and $431,320, respectively, from the proceeds of individual split dollar life insurance policies on each of these two (2) named executives, the premiums of which are included in the “2013 All Other Compensation” table on page 24. The estimated amounts payable to the beneficiaries are derived by reflecting a deduction for repayment to the Corporation of the cash surrender value of the split dollar life insurance policies and distribution of eighty percent (80%) of the face value of any remaining insurance proceeds to the respective beneficiaries and twenty percent (20%) to the Corporation.

Payments Made Upon a Change of Control

As previously stated, the Corporation has entered into employment agreements with each of the named executives, except for Mr. Stafford, II which agreements include change of control provisions. Pursuant to these agreements, if an executive’s employment is terminated following a change of control (other than a termination by the Corporation for “Cause”) or if the executive terminates his employment in certain circumstances defined in the agreement, in addition to the benefits listed under the heading “Potential Payments Upon Termination,” the named executive will receive a severance payment consisting of 2.00 to 2.99 times current salary. The form of the agreements was filed as an Exhibit to the Corporation’s Form 8-K filed on December 16, 2008.

Generally, pursuant to these agreements, a change of control is defined as:

(i)

A change in ownership of the Corporation when one person (or a group) acquires stock that, when combined with stock previously owned, controls more than fifty percent (50%) of the value or voting power of the stock of the Corporation.

(ii)

A change in the effective control of the Corporation on the date that, during any twelve (12) month period, either: 1) any person (or group) acquires stock possessing thirty percent (30%) of the voting power of the Corporation; or 2) a majority of the members of the Board of Directors is replaced by persons whose appointment or election is not endorsed by a majority of the incumbent Board.

(iii)

A change in ownership of a substantial portion of the assets of the Corporation when a person (or a group) acquires, during any twelve (12) month period, assets of the Corporation having a total gross fair market value equal to forty percent (40%) or more of the total gross fair market value of all of the Corporation’s assets.

Potential Incremental Payments Table

The following table shows the potential incremental value transfer to each named executive under various termination scenarios. The table was prepared as though each named executive officer's employment was terminated on December 31, 2013.

	Salary &	Nonqualified			Executive
Gary R. Mills	Benefits	Def Comp (4)	SERP		Life Ins (6)		Total
If early retirement occurred at Dec. 31, 2013	$-	$87,421	$31,839	(1,5)	$8,122		$127,382
If retirement occurred at Dec. 31, 2013	-	87,421	80,000	(2,5)	8,122		175,543
If termination for "Cause" occurred at Dec. 31, 2013	-	87,421	-		8,122		95,543
If termination without "Cause" occurred at Dec. 31, 2013	463,232	87,421	31,839	(1,5)	8,122		590,614
If change in control termination occurred at Dec. 31, 2013	600,000	87,421	63,644	(4)	8,122		759,187
If disability occurred at Dec. 31, 2013	2,285,514	87,421	31,839	(1,5)	8,122		2,412,896
If death occurred at Dec. 31, 2013 (3)	-	87,421	31,839	(1,5)	430,000	(4)	549,260

John M. Mendez (7)
If termination without "Cause" occurred at Dec. 31, 2013	158,822	-	-		-		158,822

David D. Brown
If early retirement occurred at Dec. 31, 2013	-	-	15,105	(1,5)	375		15,480
If retirement occurred at Dec. 31, 2013	-	-	80,000	(2,5)	375		80,375
If termination for "Cause" occurred at Dec. 31, 2013	-	-	-		375		375
If termination without "Cause" occurred at Dec. 31, 2013	350,732	-	15,105	(1,5)	375		366,212
If change in control termination occurred at Dec. 31, 2013	450,000	-	41,337	(4)	375		491,712
If disability occurred at Dec. 31, 2013	3,006,722	-	15,105	(1,5)	375		3,022,202
If death occurred at Dec. 31, 2013 (3)	-	-	15,105	(1,5)	338,000	(4)	353,105

Robert L. Buzzo
If early retirement occurred at Dec. 31, 2013	-	212,937	80,000	(1,5)	56,437		349,374
If retirement occurred at Dec. 31, 2013	-	212,937	80,000	(2,5)	56,437		349,374
If termination for "Cause" occurred at Dec. 31, 2013	-	212,937	-		56,437		269,374
If termination without "Cause" occurred at Dec. 31, 2013	597,053	212,937	80,000	(1,5)	56,437		946,427
If change in control termination occurred at Dec. 31, 2013	687,700	212,937	869,566	(4)	56,437		1,826,640
If disability occurred at Dec. 31, 2013	175,676	212,937	80,000	(1,5)	56,437		525,050
If death occurred at Dec. 31, 2013 (3)	-	212,937	80,000	(1,5)	545,000	(4)	837,937

E. Stephen Lilly
If early retirement occurred at Dec. 31, 2013	-	151,706	41,643	(1,5)	13,231		206,580
If retirement occurred at Dec. 31, 2013	-	151,706	75,903	(2,5)	13,231		240,840
If termination for "Cause" occurred at Dec. 31, 2013	-	151,706	-		13,231		164,937
If termination without "Cause" occurred at Dec. 31, 2013	652,053	151,706	41,643	(1,5)	13,231		858,633
If change in control termination occurred at Dec. 31, 2013	753,480	151,706	304,492	(4)	13,231		1,222,909
If disability occurred at Dec. 31, 2013	1,144,660	151,706	41,643	(1,5)	13,231		1,351,240
If death occurred at Dec. 31, 2013 (3)	-	151,706	41,643	(1,5)	588,000	(4)	781,349

(1)	Annual payment deferred to age 60.
(2)	Annual payment; presumed to be age 62 on December 31, 2013.
(3)	Payment to beneficiary upon death of named executive.
(4)	Presumes lump sum payout.
(5)

Represents an annuity payable over the life of the named executive at a reduced amount beginning at age 60, a larger amount beginning at age 62 or for ten (10) years certain to a named beneficiary in event of death.

(6)	Other than the life insurance proceeds payable upon death, presumed at December 31, 2013, the other amounts listed under "Executive Life Ins" represent Cash Surrender Value.
(7)

Mr. Mendez' employment with the Corporation ended on August 31, 2013. Pursuant to the terms of a Separation Agreementand Release entered into by Mr. Mendez and the Corporation, Mr. Mendez is to receive thirty (30) months of benefits generally consisting of (i) continued salary, (ii) COBRA premiums and (iii) an automobile allowance. However, in accordance with Section 409A of the Internal Revenue Code of 1986, no payments required by the separation agreement may be made for a period of six (6) months. These payments are set forth in the chart above under salary and benefits.

DIRECTOR COMPENSATION

2013 Non-Management Directors’ Compensation

The compensation and benefit package for non-management directors is intended to fairly compensate directors for work required for the Corporation and to align the directors’ interests with the long-term interests of stockholders. The compensation package for the directors is simple, direct and easy to understand from a stockholder perspective. The table on the next page indicates that non-management directors’ compensation includes the following:

Cash Compensation. During 2013, non-employee members of the Board of Directors received a retainer fee of $700 per month. Audit Committee members received a retainer fee of $1,500 per quarter ($2,000 for Chairman). Members of the Executive Committee also receive a fee of $250 per meeting unless held in conjunction with monthly Board meetings, in which case no additional fee is paid. Members of the Governance and Nominating Committee receive a fee of $200 per meeting. Members of the CRC receive a fee of $250 per meeting unless held in conjunction with monthly Board meetings, in which case no additional fee is paid. Non-management directors are reimbursed for travel or other expenses incurred for attendance at Board and committee meetings. The CEO of the Corporation receives no compensation for service on the Board or its committees. Mr. Stafford, II did not receive any compensation for his services on the Board and its committees after being named as CEO in August 2013.

Deferral of Cash Compensation. Directors are permitted on an annual basis, prior to the beginning of each calendar year to defer Board and committee fees to a non-qualified deferred compensation plan established solely for that purpose. Each director electing to defer fees is responsible for the investment of such deferrals and the Corporation does not provide either a preferential investment or interest rate for such deferred compensation. Each director, who has deferred any such compensation, has the ability to access such deferred compensation upon retirement from active Board service.

Restricted Stock Awards. Like the Corporation’s named executive officers, the directors participate in the 2012 Plan. As of the date of the mailing of this proxy, nine (9) grants of restricted stock have been made to the directors under the 2012 Plan.

Directors’ Supplemental Retirement Plan. The Corporation established a directors’ supplemental retirement plan (“Directors’ SERP”) for its non-management directors in 2001. In 2003, as part of its acquisition of The CommonWealth Bank, the Corporation assumed responsibility for administration of a similar plan for the benefit of Director Hall and other former directors and officers of The CommonWealth Bank. These plans provide for a benefit upon retirement from Board service. On December 16, 2010, the Corporation amended the Directors’ SERP in order to remain in compliance with Internal Revenue Code Section 409A and to provide for certain changes in the benefit formula and various other provisions. The Directors’ SERP amendment substitutes a defined benefit in lieu of the previous indexed benefit. The amended Directors’ SERP provides for an annual retirement benefit of one hundred percent (100%) of the highest consecutive three years’ average compensation. Benefits are payable at normal retirement age of 70 and continue for ten (10) years. Full vesting is attained upon completion of fifteen (15) years of service.

In connection with the Directors’ SERP, the Corporation has also entered into life insurance endorsement method split dollar agreements with certain directors covered under the Directors’ SERP. Under the agreements, the Corporation shares eighty percent (80%) of death benefits (after recovery of cash surrender value) with the designated beneficiaries of the directors under life insurance contracts referenced in the Directors’ SERP. The Corporation, as owner of the policies, retains a twenty percent (20%) interest in life insurance proceeds and a one hundred precent (100%) interest in the cash surrender value of the policies.

The Directors’ SERP also contains provisions for change of control, as defined, which allows the directors to retain benefits under the Directors’ SERP in the event of a termination of service, other than for “Cause,” during the twelve (12) months prior to a change in control or anytime thereafter, unless the director voluntarily terminates his or her service within ninety (90) days following the change in control.

Insurance. The Corporation provides liability insurance for its directors and officers as well as indemnification agreements. The annual cost of the directors’ and officers’ insurance is approximately $76,702 and the coverage currently extends until September 1, 2014.

No Other Compensation. Non-management directors do not receive any other cash or equity compensation except as set forth above.

Director Compensation Table

The following table summarizes non-management director compensation, including compensation for director services at the bank subsidiary for 2013.

					Change in
					Pension Value
					and
	Fees				Non-qualified
	Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards (1)	Awards	Compensation	Earnings (2)	Compensation	Total

W. C. Blankenship, Jr.	$20,650	$13,210	$-	$-	$-	$-	$33,860
Samuel L. Elmore (3)	20,650	2,521			-		23,171
Franklin P. Hall	32,150	13,210	-	-	15,791	-	61,151
Richard S. Johnson	28,850	13,210	-	-	-	-	42,060
I. Norris Kantor	27,750	13,210	-	-	(665)	-	40,295
Robert E. Perkinson, Jr.	32,350	13,210	-	-	23,427	-	68,987
William P. Stafford	23,050	17,598	-	-	(2,022)	-	38,626
William P. Stafford, II (4)	16,800	22,002	-	-	2,962	-	41,764

(1)

The amounts reflect the grant date fair value of restricted stock awarded in accordance with FASB ASC Topic 718. The amount was calculated using a grant date closing price of $15.56 for the grants made on May 28, 2013.

(2)	The amounts reported represent the difference between the present value of accrued benefits of the director's SERP at the end of 2013 and 2012.
(3)	Mr. Elmore became a director in August 2013.
(4)

Mr. Stafford, II received fees for his service on the Board until August 13, 2013 when he was named Interim Chief Executive Officer. Mr. Stafford, II received no further fees as a Director after the foregoing date.

OWNERSHIP AND RELATED PERSON TRANSACTIONS

Information on Stock Ownership

The following table includes the stock-based holdings at December 31, 2013 of significant stockholders having beneficial ownership greater than five percent (5%), the directors and the named executives, and the directors and executive officers as a group.

	Amount and
	Nature
Name and Address of Beneficial	of Beneficial	Percent of
Owner or Number of	Ownership as of	Common
Persons in Group	December 31, 2013	Stock

Richard G. Preservati (1) (2)	1,521,033	8.22%
P.O. Box 1003, Princeton, WV 24740

The H. P. & Anne S. Hunnicutt Foundation (1) (4)	1,222,100	6.60%
P.O. Box 309, Princeton, WV 24740

BlackRock (3)	1,144,167	6.18%
40 East 52nd Street, New York, NY 10022

Wells Fargo (3)	1,040,001	5.62%
420 Montgomery Street, San Francisco, CA 94104

The Corporation's Directors and Named Executive Officers:
W. C. Blankenship, Jr. (5)	26,960	*
David D. Brown (6)	16,321	*
Robert L. Buzzo (7)	60,426	*
Samuel L. Elmore	1,599	*
Franklin P. Hall (8)	42,376	*
Richard S. Johnson (9)	31,621	*
I. Norris Kantor (10)	30,246	*
E. Stephen Lilly (11)	44,362	*
Gary R. Mills (12)	22,869	*
Robert E. Perkinson, Jr. (13)	38,564	*
William P. Stafford (14)	268,753	1.45%
William P. Stafford, II (15)	173,652	*

All Directors and Executive Officers as a Group	797,503	4.31%

*	Represents less than one percent (1%) of the outstanding shares.
(1)	Number of shares are as of Form 13G filing with SEC as of December 31, 2012.
(2)	Includes 483,000 shares that may be issued upon a conversion of Series A Preferred Stock.
(3)	Number of shares are as of Form 13G filing with SEC as of December 31, 2013.
(4)

The H. P. and Anne S. Hunnicutt Foundation (“Foundation”) is a charitable, tax-exempt, private Foundation.  The Foundation was created by the family of two directors, William P. Stafford and William P. Stafford, II.  Neither director holds beneficial ownership of the shares held by the Foundation.

(5)

Includes 25,467 shares held jointly by Mr. Blankenship and his wife and 350 shares held jointly by Mr. Blankenship and his brother. 14,784 of the shares listed have been pledged as security by Mr. Blankenship.

(6)

Includes 1,910 shares allocated to Mr. Brown’s KSOP account and 10,000 shares issuable upon exercise of currently excercisable options granted under the 2004 Plan. 2,000 of the shares listed have been pledged as security by Mr. Brown.

(7)

Includes 19,232 shares allocated to Mr. Buzzo’s KSOP account and 35,667 shares issuable upon exercise of currently exercisable options granted under the 1999 Plan. Also includes 1,725 shares that may be issued upon a conversion of Series A Preferred Stock.

(8)	Includes 34,550 shares held jointly by Mr. Hall and his wife, and 760 shares held by Mr. Hall’s wife. Also includes 3,450 shares that may be issued upon a conversion of Series A Preferred Stock.
(9)

Includes 6,050 shares issuable upon exercise of currently exercisable options granted under the 2001 Directors’ Plan. Also includes 3,450 shares that may be issued upon a conversion of Series A Preferred Stock.

(10)	Includes 1,725 shares that may be issued upon a conversion of Series A Preferred Stock.
(11)

Includes 6,324 shares allocated to Mr. Lilly’s KSOP account and 24,807 shares issuable upon exercise of currently exercisable options granted under the 1999 Plan. 3,129 of the shares listed have been pledged as security by Mr. Lilly.

(12)

Includes 5,332 shares allocated to Mr. Mills' KSOP account and 1 share owned jointly by Mr. Mills and his wife. Also includes 4,123 shares issuable upon exercise of currently exercisable options granted under the 1999 Plan and 5,000 shares under the 2004 Plan.

(13)

Includes 5,138 shares held by the Robert E. Perkinson, Jr. Trust in which Mr. Perkinson is deemed to share beneficial ownership. Mr. Perkinson is co-trustee and sole beneficiary of the Robert E. Perkinson, Jr. Trust. Also includes 3,450 shares that may be issued upon a conversion of Series A Preferred Stock.

(14)

Includes 247,058 shares held by Stafford Farms LLC as to which Mr. Stafford is deemed to share beneficial ownership. Also includes 20,700 shares that may be issued upon a conversion of Series A Preferred Stock.

(15)	Includes 14,766 shares that may be issued upon a conversion of Series A Preferred Stock.

Related Person Transactions

Review and Approval of Related Person Transactions. The Corporation reviews relationships and transactions in which the Corporation and its directors and executive officers or their immediate family members are participants to determine whether such related parties have a direct or indirect material interest in such transactions. Although these policies are not currently in writing, the Corporation’s in-house counsel is primarily responsible for developing and implementing processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining whether a related person has a direct or indirect material interest in the transaction that would require approval of such transaction by the Audit Committee and disclosure of such transaction in this proxy statement. Part of this process includes a requirement that each director and executive officer responds to an annual proxy statement questionnaire, which is designed to obtain detailed information regarding the directors and officers, including updated information on their backgrounds, which serves as a basis to determine an individual’s qualifications to continue to serve as a director. Responses to the annual questionnaire also provide disclosure of related person transactions. When it is determined that a related person transaction may have occurred or management of the Corporation desires to enter into a related person transaction, the transaction is then scrutinized to establish whether or not such related person transaction is directly or indirectly material, in which case such transaction is approved or ratified by the Audit Committee and then disclosed in this proxy statement pursuant to SEC requirements.

In the course of reviewing a disclosable related person transaction, counsel considers:

●	the nature and extent of the related person’s interest in the transaction;
●	the material terms of such transaction, including dollar amount and type;
●	the importance of the transaction to the related person;
●	the importance of the transaction to the Corporation; and
●	any other matters deemed relevant.

If in-house counsel determines that there is a related person transaction, the transaction is approved or ratified by the Audit Committee. In-house counsel then reviews the related person transaction with outside counsel with expertise in SEC matters to determine whether the transaction must be disclosed in this proxy statement. No disclosable related person transactions are reported within this proxy statement other than those discussed below. All related person transactions since January 1, 2013, which were required to be reported in this proxy statement, were approved by the Audit Committee.

Description of Related Person Transactions. The Corporation’s subsidiary bank has made from time-to-time loans to directors and executive officers of the Corporation and to certain companies in which they are officers or have significant ownership interests. All such loans and commitments have been made: (i) in the ordinary course of business; (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Corporation and subsidiary bank; and (iii) did not involve more than the normal risk of collectability or present other unfavorable terms. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

In-house counsel reviewed all transactions with related parties since January 1, 2013 to determine if such transactions were required to be reported in this proxy statement. The Corporation has not entered into any transactions with related persons since January 1, 2013 that met the threshold for disclosure in this proxy statement under the relevant SEC rules, nor has the Corporation entered into a current transaction in which the amount of the transaction exceeds $120,000 and in which a related person had or will have a direct or indirect material interest. In-house counsel reviewed the lease of two offices of the Corporation and its affiliates from The Wilton Companies as further described on page 9, and concluded that Director Johnson did not have a material interest in the transaction for purposes of disclosure in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended and the SEC regulations, require the Corporation’s directors and executive officers, and persons who beneficially own more than ten percent (10%) of Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock with the SEC. As a practical matter, the Corporation assists it directors and officers by monitoring and completing and filing Section 16 reports on their behalf. Based solely upon the review of Forms 3, 4 and 5, and amendments thereto filed in accordance with the instructions and information provided to the Corporation by its officers and directors, the Corporation believes that all Section 16(a) filing requirements applicable to its directors, executive officers and persons who beneficially own more than ten percent (10%) of the Common Stock were complied with during fiscal year 2013 except for Mr. Mendez, who filed a late Form 4 in connection with the forfeiture of 4,010 shares of common stock of the Corporation, and Mr. Lilly, who filed a late Form 4 in connection with the purchase of 171 shares of common stock of the Corporation.

Report of the Audit Committee

The Audit Committee reviews the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Dixon Hughes Goodman LLP (“Dixon Hughes”), the Corporation’s independent registered public accounting firm for 2013, is responsible for expressing opinions on the conformity of the Corporation’s financial statements with generally accepted accounting principles and on the Corporation’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Dixon Hughes the audited financial statements for the year ended December 31, 2013 and Dixon Hughes’ evaluation of the Corporation’s internal control over financial reporting. The Audit Committee regularly communicates with Dixon Hughes regarding the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T as well as other relevant standards. Dixon Hughes has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Dixon Hughes that firm’s independence. The Audit Committee has concluded that Dixon Hughes’ provision of audit and non-audit services to the Corporation and its affiliates is compatible with Dixon Hughes’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements for the year ended December 31, 2013 be included in the Annual Report on Form 10-K for 2013 for filing with the SEC. This report is provided by the following independent directors, who comprise the Audit Committee:

W.C. Blankenship, Jr. (Chairman)

Franklin P. Hall

Richard S. Johnson

Independent Registered Public Accounting Firm

On behalf of the Corporation and its affiliates, the Audit Committee retained Dixon Hughes Goodman to audit consolidated financial statements and internal control over financial reporting for 2013. In addition, the Audit Committee retained Dixon Hughes Goodman, as well as other accounting firms, to provide other auditing and advisory services in 2013. The Corporation understands the need for Dixon Hughes Goodman to maintain objectivity and independence in its audit of the Corporation’s financial statements and its internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of Dixon Hughes Goodman, the Audit Committee has limited the non-audit services that Dixon Hughes Goodman provides to it primarily to tax services and merger and acquisition due diligence and integration services. It is the Audit Committee’s goal that the fees that the Corporation pays Dixon Hughes Goodman for non-audit services should not exceed the audit fees and that goal has been achieved for 2013 and 2012.

The Audit Committee has also adopted policies and procedures for pre-approval of all non-audit work performed by Dixon Hughes Goodman. In each case, the Audit Committee has also required pre-approval for any engagement over $10,000. The chair of the Audit Committee is authorized to pre-approve any audit or non-audit service on behalf of the Audit Committee, provided such decisions are presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee has preapproved all expenses of audit-related services.

The aggregate fees billed by Dixon Hughes Goodman in 2013 and 2012 for these services were:

	2013	2012

Audit fees	$416,696	$547,473
Audit related fees	1,500	5,500
All other fees	-	-
Tax fees	50,200	101,375

In the above table, in accordance with SEC’s rules, “Audit fees” are fees paid by the Corporation to Dixon Hughes Goodman for the audit of the Corporation’s financial statements included in the Annual Report on Form 10-K and for the review of financial statements included in the Quarterly Report on Form 10-Qs, for the audit of the Corporation’s internal control over financial reporting with the goal of obtaining reasonable assurance regarding whether or not the effectiveness of the internal control over financial reporting was maintained in all material respects, and for services typically provided by the auditor in connection with statutory and regulatory filings. “Audit related fees” also include merger and acquisition due diligence and audit services, but do not include employee benefit plan audits which are not performed by Dixon Hughes Goodman for the Corporation.

The Audit Committee has adopted restrictions on the hiring of any Dixon Hughes Goodman partner, director, manager, staff, advising member of the department of professional practice, reviewing partner, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the Corporation’s financial statements. The Audit Committee also requires key Dixon Hughes Goodman partners assigned to the Corporation’s audit to be rotated at least every five (5) years.

Representatives of Dixon Hughes Goodman are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives of Dixon Hughes Goodman also will be available to respond to appropriate questions the stockholders may have at the Annual Meeting.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For purposes of determining whether to select Dixon Hughes Goodman as the independent registered public accounting firm to perform the audit of the Corporation’s financial statements and its internal control over financial reporting for 2014, the Audit Committee conducted a thorough review of Dixon Hughes Goodman’s performance. The Audit Committee reviewed:

●

Dixon Hughes Goodman’s historical and recent performance on the Corporation’s audit, including the quality of the engagement team and the firm’s experience, service level, responsiveness and expertise;

●	the accounting firm’s leadership, management structure, client and employee retention and compliance and ethics programs;
●	the record of the firm compared to other similarly sized and reputable accounting firms in various matters, including regulatory, litigation and accounting matters;
●	the Public Company Accounting Oversight Board report of selected Dixon Hughes Goodman’s audits;
●	the appropriateness of fees charged;
●	the firm’s familiarity with the Corporation’s accounting policies and practices and internal control over financial reporting; and
●	the firm’s role and performance in matters involving the SEC.

During the course of the Audit Committee’s review of Dixon Hughes Goodman’s performance, the Corporation’s representatives interviewed senior management of Dixon Hughes Goodman with respect to certain of the matters listed above. Dixon Hughes Goodman has been the Corporation’s independent auditor since 2006. The firm is a registered public accounting firm.

The Corporation is asking stockholders to ratify the selection of Dixon Hughes Goodman as its independent registered public accounting firm. Although ratification is not required by the Corporation’s bylaws or otherwise, the Board is submitting the selection of Dixon Hughes Goodman to stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. If the selection is ratified, the Audit Committee still has the discretion to select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Corporation and stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DIXON HUGHES GOODMAN AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, stockholder proposals, submitted in accordance with SEC’s Rule 14a-8, must be received at the Corporation’s principal executive office by November 13, 2014. Proposals should be addressed to Robert L. Buzzo, Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989.

Other Stockholder Proposals and Stockholder Nominations for Directors for Presentation at Next Year’s Annual Meeting

The Corporation’s amended and restated bylaws require that any stockholder proposal that is not submitted for inclusion in the next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2015 Annual Meeting, and any stockholder nominations for directors, must be received at the Corporation’s principal executive office not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the 2014 Annual Meeting. As a result, proposals, including director nominations, submitted pursuant to these provisions of the bylaws, must be received no sooner than January 29, 2015, and no later than February 28, 2015. Proposals should be addressed to Robert L. Buzzo, Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989 and include the information set forth in those bylaws, which are posted on the Corporation’s website. Shareholder nominations for directors may be made only if such nominations are made in accordance with the procedures set forth in Section 2.3 of the Corporation’s amended and restated bylaws. SEC rules permit management to vote proxies in its discretion in certain cases if the stockholder does not comply with this deadline, and in certain other cases regardless of stockholder’s compliance with this deadline. Other than proposals properly omitted from this proxy statement pursuant to SEC rules and other matters discussed in this proxy statement, the Board of Directors has not received timely notice of any other matter that may come before the Annual Meeting.

Solicitation of Proxies

Proxies may be solicited on behalf of the Board of Directors by mail, telephone, and other electronic means or in person. Copies of proxy materials and the 2013 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from the beneficial owners, and the Corporation will reimburse such record holders for their reasonable expenses.

Stockholders Requesting Copies of 2013 Annual Report and Proxy Materials

Upon written request, the Corporation will provide, without charge, to stockholders of record and beneficial owners as of close of business on March 3, 2014, a copy of this proxy statement and the 2013 Annual Report. Any written request for a copy of this proxy statement or the 2013 Annual Report should be mailed to Robert L. Buzzo, Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989.

Delivery of Documents to Stockholders Sharing Same Address (Householding)

To reduce the expenses of delivering duplicate proxy materials to its stockholders, the Corporation may deliver only one proxy statement and Annual Report to multiple stockholders who share an address unless the Corporation receives contrary instructions from any stockholders at that address. If you are the beneficial owner, but not the record holder, of shares of the Corporation’s stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and 2013 Annual Report to multiple stockholders at the same address, unless that nominee has received contrary instructions from one or more of the stockholders. The Corporation will deliver, upon request, a separate copy of this proxy statement and 2013 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder desiring to receive a separate copy of the proxy statement and Annual Report, now or in the future, should submit this request to Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Also, stockholders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to, in the case of beneficial owners, contact their broker, bank or other nominee or, in the case of record owners, contact Broadridge (using the above contact information) to request that only a single copy of each document be mailed to all stockholders at the same address in the future.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and the 2013 Annual Report may be viewed online at www.fcbinc.com. If you are a stockholder of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote on the Internet or by telephone. If you choose electronic access, you will receive a proxy form in mid to late March providing the website address and your choice will remain in effect until you notify the Corporation by mail that you wish to resume delivery of paper copies of annual reports and proxies by mail. If your stock is held for you by a bank, broker or another holder of record, please refer to the information provided by that entity holding the stock on your behalf for instructions on how to elect the paper option.

First Community Bancshares, Inc. Annual Meeting of Stockholders

2:00 p.m. Eastern Daylight Time, April 29, 2014

Corporate Center

29 College Drive

Bluefield, Virginia 24605

Information About Advance Registration for Attending the Meeting

Attendance at the Annual Meeting is limited to the Corporation’s stockholders, members of their immediate family or their named representative. Upon arrival at the Annual Meeting, stockholders, members of their immediate family or their named representative will be asked to present appropriate identification to enter. The Corporation reserves the right to limit the number of representatives who may attend the meeting.

●	If you hold your shares directly with the Corporation and you plan to attend the Annual Meeting, you are not required to follow any additional instructions.
●	If your shares are held for you by a bank, broker or other institution and you wish to attend the Annual Meeting, please send a meeting registration request containing the information listed below to:

First Community Bancshares, Inc.

P. O. Box 989

Bluefield, Virginia 24605-0989

Please include the following information:

●	Your name and complete mailing address;
●	The name(s) of any family members who will accompany you;
●	If you wish to name a representative to attend the meeting on your behalf, the name, address and telephone number of that individual; and
●	Proof that you own Corporation shares such as a letter from your bank or broker or photocopy of your bank or brokerage account statement.

If you have any questions regarding admission to the Annual Meeting, please call Stockholder Services at (800) 425-0839.

Voting in Person at the Meeting

The Corporation encourages stockholders to submit proxies in advance of the Annual Meeting by telephone, Internet or mail. Alternatively, stockholders may also vote in person at the meeting or may execute a proxy to vote for them at the meeting. If your shares are held for you by a broker, bank or other institution, you must obtain a proxy from that institution and bring it with you to the meeting to deliver with your ballot in order to be able to vote your shares at the Annual Meeting.

First Community Bancshares, Inc.
P.O. BOX 989
BLUEFIELD, VA 24605-0989

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on April 28, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on April 28, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M67504-P46055 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

FIRST COMMUNITY BANCSHARES, INC.

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Franklin P. Hall
02) William P. Stafford

	For	Against	Abstain
2. To approve, on a non-binding advisory basis, the compensation of the Corporation's named executive officers.	☐	☐	☐
3. The ratification of Dixon Hughes Goodman LLP as independent registered public accountants.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on April 29, 2014:
The Notice, Proxy Statement, Annual Report and Form of Proxy Card are available without charge at www.proxyvote.com.

M67505-P46055

FIRST COMMUNITY BANCSHARES, INC.
This revocable proxy is solicited on behalf of the Board of Directors
Annual Meeting of Stockholders
April 29, 2014
2:00 p.m., Eastern Daylight Time

The undersigned appoints Samuel G. Hill and Jeffery L. Farmer, or either of them, proxies to vote all shares of common stock ("Common Stock") of First Community Bancshares, Inc. ("FCBI") which the undersigned is entitled to vote at the annual meeting (the "Annual Meeting") of stockholders of FCBI, to be held on April 29, 2014 at 2:00 p.m., Eastern Daylight Time at the Corporate Center, 29 College Drive, Bluefield, Virginia or at any adjournment thereof, or on the matter as set forth in the proxy statement for the Annual Meeting and on all matters properly presented at the Annual Meeting.

This instruction and proxy card is also solicited by the Board of Directors of FCBI for persons who participate in the FCBI Employee Stock Ownership and Savings Plan ("Plan"). By signing this instruction and proxy card, or by phone or Internet, the undersigned hereby instructs First Community Bank, the trustee of the Plan, to exercise the voting rights relating to any shares of Common Stock allocable to his or her account(s) as of the close of business on March 3, 2014.

The trustee will tabulate the votes received from all Plan participants by April 25, 2014, and shall vote the shares of Common Stock as directed. **In the event any participant in the Plan does not provide voting directions, the trustee of the Plan shall vote the participant's shares of Common Stock as the trustee, in its sole discretion, shall deem appropriate.**

Proxies will be voted as directed. In the absence of specific direction, signed proxies will be voted in accordance with the recommendations of the Board of Directors of FCBI and in the discretion of the proxy holders upon such other matters as may properly come before the Annual Meeting.

Continued and to be signed on reverse side